Exhibit 7.01

ACQUISITION AGREEMENT

by and between

eTELECARE GLOBAL SOLUTIONS, INC.

and

EGS ACQUISITION CO LLC

Dated as of September 19, 2008

ARTICLE I -	THE OFFER	2
1.1	The Offer	2
1.2	Company Actions	4
1.3	Directors	5
1.4	Stock Options; Restricted Stock Units	6
1.5	Amendments to Disclosure Documents	7
1.6	Withholding Taxes	7
ARTICLE II -	REPRESENTATIONS AND WARRANTIES	8
2.1	Representations and Warranties of Company	8
2.2	Representations and Warranties of Purchaser	23
ARTICLE III -	CONDUCT OF BUSINESS PENDING THE OFFER	26
3.1	Covenants of Company	26
3.2	No Control of other Party’s Business	29
ARTICLE IV -	ADDITIONAL AGREEMENTS	29
4.1	Access	29
4.2	No Solicitation	30
4.3	Further Assurances	33
4.4	Filings; Other Actions; Notification	33
4.5	Publicity	35
4.6	Benefits and Other Employee Matters	35
4.7	Indemnification; Directors’ and Officers’ Insurance	36
4.8	Expenses	38
4.9	Takeover Statute	38
4.10	Purchaser Vote	38
4.11	Financing	38
4.12	Notification of Certain Matters	39
4.13	Stock Exchange De-listing	39
4.14	Section 16 Matters	40

4.15	Tax Matters	40
ARTICLE V -	TERMINATION	40
5.1	Termination by Mutual Consent	40
5.2	Termination by Either Purchaser or Company	40
5.3	Termination by Company	41
5.4	Termination by Purchaser	41
5.5	Effect of Termination and Abandonment	42
ARTICLE VI -	MISCELLANEOUS AND GENERAL	45
6.1	Survival	45
6.2	Modification or Amendment	45
6.3	Waiver of Conditions	45
6.4	Counterparts	45
6.5	Governing Law and Venue	45
6.6	Notices	46
6.7	Entire Agreement; No Other Representations	47
6.8	No Third-Party Beneficiaries	48
6.9	Obligations of Purchaser and of Company	48
6.10	Severability	48
6.11	Interpretation	48
6.12	Assignment	48
6.13	Liability; Specific Performance	49

INDEX OF DEFINED TERMS

Defined Term	Section
Acceptance Date	1.1(b)
Acquisition Proposal	4.2(a)
Action of Divestiture or Limitation	4.4(b)
Adverse Regulatory Effect	Annex I
ADS	Recitals
Affiliate	2.1(a)
Agreement	Forepart
Audit Date	2.1(h)
Bankruptcy and Equity Exception	2.1(c)
business day	1.1(b)
Code	2.1(j)(i)
Commitments	2.2(h)
Common Shares	Recitals
Company	Forepart
Company Adverse Recommendation Change	4.2(a)
Company Balance Sheet	2.1(g)
Company Compensation and Benefit Plans	2.1(j)
Company Contracts	2.2(q)
Company Disclosure Schedules	2.1
Company Indemnity Agreements	4.7(a)
Company Intellectual Property Rights	2.1(o)(i)
Company Material Adverse Effect	2.1(a)
Company Option	1.4
Company Operating Plan	3.1(e)
Company Recommendation	1.2(a)
Company Reports	2.1(e)
Company Required Statutory Approvals	2.1(d)
Company RSUs	1.4
Company Stock Plans.	2.1(b)
Company Software	2.2(o)(v)
Compensation and Benefit Plan	2.1(j)
Confidentiality Agreements	6.7
Contracts	2.1(q)(iii)
control	2.1
Corporate Documents	2.1(a)
Costs	4.7(a)
D&O Insurance	4.7(c)
EDGAR	2.1(e)
Employees	2.1(j)
Environmental Law	2.1(l)(iii)
ERISA	2.1(j)
ERISA Affiliate	2.1(j)(ii)
Event	Annex I
Exchange Act	1.1(a)

Executive Officer	3.1(r)
Expenses	5.5(f)
Expiration Date	1.1(b)
Final Launch Date	1.1(a)
Final Order	Annex I
Financing	2.2(h)
Financing Document	4.11
FINRA	2.1(d)
Foreign Antitrust Filings	2.1(d)
Governmental Entity	2.1(d)
Hazardous Substance	2.1(l)(iv)
HSR Act	2.1(d)
Indemnified Parties	4.7(a)
IRS	2.1(j)(i)
Intellectual Property Rights	2.2(o)(i)
International GAAP	2.1(e)
Investor	2.2(h)
IT Systems	2.2(o)(iv)
knowledge	2.1
Launch Date	1.1(a)
Law; Laws	2.1(k)
Limited Guarantee	6.13
Liens	2.1(b)
Material Contracts	2.1(g)(iii)
Maximum Amount	4.7(c)
Minimum Condition	Annex I
Morgan Stanley	1.2(a)
NASDAQ	1.3
No Action Relief	1.1(a)
Offer	Recitals
Offer Documents	1.1(a)
Offer Financing	2.2(h)
Offer Price	Recitals
Order	5.2
Other Filings	2.1(f)
Payment Date	1.1(b)
PCC	Recitals
Pension Plan	2.1(j)(i)
Permits	2.1(k)
Person	3.1(a)
PEZA	2.1(d)
Policies	2.1(r)
Principal Shareholder	Recitals
Principal Shareholders	Recitals
PSE	1.2(c)
PSEC	1.1(a)

Purchaser	Forepart
Purchaser Insider	1.3(b)
Purchaser Disclosure Schedules	2.2
Purchaser Material Adverse Effect	2.2(a)
Purchaser Required Statutory Approvals	2.2(c)
Representatives	4.1
Sarbanes-Oxley Act	2.1(e)
Schedule 14D-9	1.2(a)
SEC	1.1(a)
Securities Act	2.1(d)
Shares	Recitals
SRC	1.1(a)
Subsequent Offering	1.1(b)
Subsidiary	2.1(a)
Superior Proposal	4.2(b)
Support Agreement	Recitals
Support Agreements	Recitals
Takeover Statute	2.2(w)
Tax	2.1(m)(x)
Tax Return	2.1(m)(x)
Taxable	2.1(m)(x)
Taxes	2.1(m)(x)
Taxing Authority	2.1(m)(x)
Tender Offer Conditions	1.1(a)
Termination Date	5.2
Termination Fee	5.5(b)
Trade Secrets	2.2(o)(iii)
U.S. GAAP	2.1(a)
Voting Debt	2.1(b)

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (hereinafter called this “Agreement”), dated as of September 19, 2008, by and between eTelecare Global Solutions, Inc., a Philippine corporation (“Company”), and EGS Acquisition Co LLC, a Delaware limited liability company (“Purchaser”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Board of Directors of Company and the Board of Managers of Purchaser have approved the acquisition of at least a controlling interest in Company by Purchaser on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (such offer as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of Company’s issued and outstanding common shares, par value PhP2.00 per share listed on the Philippine Stock Exchange, Inc. (the “Common Shares”) and all of Company’s issued and outstanding American Depositary Shares traded on the Nasdaq Global Market (the “ADSs”) (which ADSs, together with the Common Shares are hereinafter referred to as the “Shares”), at a price per Share of $9.00(USD) (the “Offer Price”) (subject to certain deductions described in Section 1.6), net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement; provided that, the Offer will provide that the Common Shares may, at the election of the holder, be purchased by Purchaser in the Offer in Philippine Pesos at a price per Common Share determined by multiplying the Offer Price by the U.S. Dollar/Philippine Peso exchange rate then in effect at the closing of the business day immediately preceding the Acceptance Date as quoted by the Hongkong Shanghai Banking Corporation (or a published rate of a comparable bank);

WHEREAS, the Board of Directors of Company has (i) determined that the Offer and the other transactions contemplated hereby are fair to and in the best interests of Company and its shareholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby in accordance with the Corporation Code of the Philippines including its implementing rulings, circulars or memoranda (the “PCC”) and (iii) declared the advisability of this Agreement and resolved to recommend that Company’s shareholders accept the Offer and tender their respective Shares to Purchaser in the Offer;

WHEREAS, Purchaser has required, as a condition to its willingness to enter into this Agreement, that Crimson Velocity Fund, L.P., Crimson Asia Capital L.P, Crimson Investment LTD., AIG Asian Opportunity Fund LP, and Newbridge International Investment Ltd (each a “Principal Shareholder” and collectively the “Principal Shareholders”) each enter into a Support Agreement, dated as of the date hereof (each a “Support Agreement” and collectively, the “Support Agreements”), simultaneously herewith, pursuant to which, among other things, the Principal Shareholders have agreed to tender all Shares they beneficially own in the Offer, on the terms and subject to the conditions provided for in the Support Agreements; and

WHEREAS, Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and to prescribe certain conditions to the Offer;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I - THE OFFER

1.1            The Offer.  (a)  Provided that this Agreement shall not have been terminated in accordance with Article V hereof and none of the events or conditions set forth in Annex I hereto (the “Tender Offer Conditions”) shall have occurred or be existing and not have been waived by Purchaser, Purchaser shall (i) within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) and within the meaning of The Securities Regulation Code of the Philippines (including the rules and regulation promulgated thereunder, the “SRC”), as promptly as reasonably practicable (but in any event no later than the Final Launch Date (as defined below)), commence (such date on which the offer commences in the United States, the “Launch Date”) an offer to purchase (or, if required by applicable Law commence separate offers in the United States and the Philippines to purchase) all outstanding Common Shares and ADSs at the Offer Price, (ii) as promptly as reasonably practicable (on or prior to the Launch Date), file a Tender Offer Statement on Schedule TO and all other necessary documents with the United States Securities and Exchange Commission (the “SEC”) and a Form 19-1 with the Philippine Securities and Exchange Commission (the “PSEC”) and make all announcements, deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act and under Rule 19 of the SRC, in each case in connection with the Offer (together, such documents as may be amended and supplemented, the “Offer Documents”) and (iii) use reasonable efforts to consummate the Offer, subject to the terms and conditions thereof.  Company shall cooperate and give all reasonable assistance to Purchaser to enable Purchaser to comply with the foregoing provisions, including promptly and accurately providing to Purchaser any and all information and documents reasonably requested by Purchaser for this purpose.  The obligation of Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver by Purchaser of the conditions set forth in Annex I hereto.  Company agrees that no Shares held by Company or any of its Subsidiaries will be tendered to Purchaser pursuant to the Offer.  For the purpose of this Agreement, the “Final Launch Date” shall be the date that is twenty-five (25) business days following public announcement of this Agreement; provided; however, if at 11:59 pm New York City time on the twenty-fifth business day following public announcement of this Agreement, either the SEC or PSEC has not granted in writing exemptive relief from compliance with, and taken a “no action” position with respect to, (with respect to the SEC) the rules promulgated under the Exchange Act and (with respect to the PSEC) the rules and regulations promulgated under the PCC and SRC, in connection with the Offer, as described in Schedule 1.1(a) attached hereto (the “No Action Relief”), but Purchaser (i) has submitted to the SEC or PSEC a draft or final request for such relief and (ii) is using all reasonable efforts to pursue the No Action Relief, such time period shall automatically extend until the date that is five (5) business days after Purchaser has received the No Action Relief; provided further that if, on what would otherwise be the Final Launch Date, Purchaser is still preparing or finalizing the Offer Documents and/or making or finalizing preparations to commence the Offer and is using all reasonable efforts to do so, the Final Launch Date shall automatically extend for an additional ten (10) business days. The obligation of the Purchaser to commence the Offer as provided in this Section 1.1(a) is subject to Purchaser not being entitled to terminate this Agreement pursuant to Section 5.4(d).  Following the date hereof, the parties hereto shall use their reasonable efforts to commence the Offer as promptly as reasonably practicable.

(b)            Purchaser expressly reserves the right to amend or waive any of the conditions set forth in Annex I hereto (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided that without the prior written consent of Company, Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer, amend the Minimum Condition (as defined in Annex I hereto) or amend any other term of the Offer in any manner adverse to the holders of Shares.  The Offer shall remain open at least until the date that is 20 business days after the commencement of the Offer (the “Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open in accordance with the terms of this Agreement, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire.  If, at any Expiration Date, any of the Tender Offer Conditions are not satisfied or waived by Purchaser, Purchaser may extend the Offer from time to time; provided, however, Purchaser may not extend the Offer beyond the 60th day following the Launch Date without Company’s prior written consent.  Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of the Expiration Date, Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable but in any event no later than ten (10) business days after the Expiration Date (the date that Purchaser accepts for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer shall be referred to as the “Acceptance Date”), the date that Purchaser pays for such Shares, which shall in any event occur no later than ten (10) business days after the Acceptance Date, shall be referred to as the “Payment Date” and for the avoidance of doubt, the Payment Date for the Offer in respect of the ADSs will be as promptly as practicable, subject to applicable Law, on the Acceptance Date and references in this Agreement to Payment Date relating to ADSs will be considered to mean the relevant Acceptance Date).  Without the prior written consent of Company, Purchaser shall not accept for payment or pay for any Shares in the Offer if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition (as defined in Annex I).  Purchaser may provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act and Rule 19 under the SRC immediately following the Acceptance Date on substantially the same terms as the Offer and keep such subsequent offer open for at least 20 business days after the commencement of such subsequent offering period (the “Subsequent Offering”).  As used in this Agreement, a “business day” shall mean any day of the year other than a Saturday, Sunday or any other day on which banks located in New York, New York USA or Makati City or Manila, Philippines are generally closed for business.

(c)   Purchaser represents that the Offer Documents will comply as to form in all material respects with the provisions of applicable United States federal securities laws and Philippine securities laws and, on the date filed with the SEC or PSEC, as applicable, and on the date first published, sent or given to Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser with respect to information supplied by Company for inclusion in the Offer Documents.  Company shall promptly provide Purchaser with all information concerning Company that is required to be included in the Offer Documents.  Purchaser, on the one hand, and Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC or PSEC, as applicable and to be disseminated to shareholders of Company, in each case, as and to the extent required by applicable United States federal securities laws and Philippines securities laws, as applicable.  Company shall extend all reasonable assistance to Purchaser for this purpose.  Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or PSEC, as applicable, and shall promptly give their comments to Purchaser.  Purchaser shall give good faith consideration to any comments made by Company or its counsel.  Purchaser agrees to provide Company and its counsel any comments that Purchaser or its counsel may receive from the SEC or PSEC or the staff thereof with respect to the Offer Documents promptly after receipt of such comments.

1.2            Company Actions.  (a) Company shall, as promptly as practicable (but after affording Purchaser and its counsel a reasonable opportunity to review and comment thereon and giving good faith consideration to any comments made by Purchaser or its counsel) file with the SEC and mail to the holders of Shares, as promptly as practicable on the date of the filing by Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting the recommendation of the Board of Directors of Company that holders of Shares tender their Shares into the Offer and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act.  The Schedule 14D-9 will set forth, and Company hereby represents, that the Board of Directors of Company, at a meeting duly called and held at which a quorum was present throughout, has (i) unanimously determined by vote of its directors in attendance that the Offer is fair to and in the best interests of Company and its shareholders, (ii) adopted and approved this Agreement in accordance with the PCC and the SRC and (iii) resolved to recommend to the holders of the Shares to accept the Offer, and tender their Shares into the Offer (the “Company Recommendation”).  The recommendation of Company’s Board of Directors described in this section shall not be withdrawn or modified except in accordance with the terms of this Agreement.  Company further represents that, prior to the execution hereof, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) has delivered to the Board of Directors of Company its opinion that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to the Offer is fair from a financial point of view to such holders (other than Purchaser or any of its Affiliates (as defined in Section 2.1(a)).  Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board of Directors of Company described in this Section 1.2(a).  Company also represents to Purchaser and authorizes Purchaser to state in the Offer Documents, that all directors and executive officers of Company who have knowledge of this Agreement on the date hereof have advised that they intend to tender all Shares they own into the Offer.

(b)            Company represents that the Schedule 14D-9 shall comply as to form in all material respects with the provisions of applicable United States federal securities laws and Philippines securities laws and, on the date filed with the SEC and on the date first published, sent or given to Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Company with respect to information supplied by Purchaser for inclusion in the Schedule 14D-9.  Each of Company, on the one hand, and Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to shareholders of Company, in each case, as and to the extent required by applicable securities laws.  Company shall provide to Purchaser and its counsel in writing any comments Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

(c)            Company shall, as soon as practicable, and on the same or next business day from its filing of Schedule 14D-9 with the SEC, file the same document (including any corrections, supplements or amendments thereto) with the PSEC under PSEC Form 17-C, with a copy to the Philippine Stock Exchange, Inc. (the “PSE”).

(d)            In connection with the Offer, Company will promptly furnish Purchaser with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares and ADSs as of the most recent practicable date and shall furnish Purchaser with such additional available information (including updated lists of holders of Common Shares and ADSs and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to Company’s record and beneficial shareholders.  Subject to the requirements of applicable Law, and except for such steps as are reasonably necessary to disseminate the Offer Documents, Purchaser and its Affiliates, associates, agents and advisors shall keep such information confidential and use the information contained in any such labels, listings and files (except for those which are already publicly available) only in connection with the Offer and, should the Offer terminate or if this Agreement shall be terminated, will destroy all copies of such information then in their possession.

1.3  Directors.  (a) Subject to compliance with applicable Law, promptly upon the payment by Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter as Shares are acquired by Purchaser, Purchaser shall be entitled to designate for appointment or election such number of directors, rounded up to the next whole number, on the Board of Directors of Company as is equal to the product of the total number of directors on the Board of Directors of Company (determined after giving effect to the directors elected as contemplated by this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or its Affiliates bears to the total number of Shares then outstanding (including for this purpose all Shares that are accepted for payment pursuant to the Offer, but excluding any shares held by Company and its Subsidiaries), and Company shall promptly take all actions necessary to allow Purchaser’s designees to be so elected, including, if necessary, (1) calling for a meeting of the Board of Directors and/or shareholders of Company to elect Purchaser’s designees, (2) to the extent necessary, calling for a meeting of the Board of Directors and shareholders of the Company for the purpose of increasing the size of such Board of Directors or obtaining the resignation of such number of its directors as is necessary to give effect to the foregoing provision and (3) registering at least one Share, duly endorsed and delivered by the Purchaser or its Affiliates for this purpose, in the name of each such designee in the books of Company to qualify him or her as a director.  At such time, Company shall also, upon the request of Purchaser, cause such persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on Company’s Board of Directors of (i) each committee of Company’s Board of Directors, subject to compliance with applicable securities laws and the rules of the Nasdaq Global Market (“NASDAQ”), SRC and PSE, and (ii) each board of directors (or similar body) of each Subsidiary of Company and each committee of each such board (or similar body).

(b)            Following the election or appointment of Purchaser’s designees pursuant to this Section 1.3, any amendment or termination of this Agreement by Company, any extension by Company of the time for the performance of any of the obligations or other acts of Purchaser or any waiver of any of Company’s rights hereunder, will require the concurrence of at least a majority of the directors of Company then in office who are not nominees of Purchaser (“Purchaser Insiders”) (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority shareholders of Company.

(c)            Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, including mailing to Company’s shareholders the information required by such Section 14(f) and Rule 14f-1 (which Company shall mail together with the Schedule 14D-9 if it receives from Purchaser the information below on a basis timely to permit such mailing).  Purchaser shall supply Company such information with respect to Purchaser and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in connection with the appointment of any of Purchaser’s designees under this Section 1.3.  The provisions of this Section 1.3 are in addition to and shall not limit any rights that Purchaser or any of its Affiliates may have as a holder or beneficial owner of Shares as a matter of Law with respect to the election of directors or otherwise.

(d)            Prior to the Payment Date, Company will cause each member of its Board of Directors (except to the extent agreed by Purchaser) to execute and deliver a letter, which will not be revoked or amended prior to such date, effectuating his or her resignation as a director of Company effective on the Payment Date.

1.4            Stock Options; Restricted Stock Units.  Each option to purchase Shares under any employee stock option or compensation plan or arrangement of Company (a “Company Option”), outstanding immediately prior to the Acceptance Date, whether vested or unvested, shall be canceled at the Acceptance Date and shall thereafter represent the right to receive from

Purchaser, at the Acceptance Date or as soon as practicable thereafter, in full satisfaction of the rights of the holder with respect thereto, an amount in cash equal to the product of (A) the number of Shares subject to such Company Option immediately prior to the Acceptance Date, multiplied by (B) the amount, if any, by which the Offer Price exceeds the exercise price per share of Shares previously subject to such Company Option.  Each restricted stock unit with respect to Shares (“Company RSUs”) outstanding immediately prior to the Acceptance Date, whether vested or unvested, shall be canceled at the Acceptance Date, and shall thereafter represent the right to receive, at the Acceptance Date or as soon as practicable thereafter, in full satisfaction of the rights of the holder with respect thereto, an amount in cash equal to the product of (A) the number of Shares subject to such Company RSU immediately prior to the Acceptance Date, multiplied by (B) the Offer Price.  Company shall use commercially reasonable efforts to effectuate the foregoing, including but not limited to, amending the Company Stock Plans, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all Company Options and Company RSUs necessary to ensure that, after the Acceptance Date, no person shall have any right under the Company Stock Plans, except otherwise as set forth herein.  Company shall deliver to the holders of Company Options and Company RSUs appropriate notices at a time and in a form reasonably acceptable to Purchaser, setting forth such holders’ rights pursuant to this Agreement.  Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of United States federal, state, local or outside the United States Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services.

1.5           Amendments to Disclosure Documents.  Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to any of the Offer Documents, Schedule 14D-9 or PSEC Form 17-C, such party shall promptly inform the other party thereof and each of the parties shall cooperate in the preparation, filing with the SEC, PSEC and (as and to the extent required by applicable securities laws) dissemination to Company’s shareholders of such amendment or supplement.

1.6           Withholding Taxes.  Each of Company, Purchaser, and any paying or similar agent shall be entitled to deduct and withhold from the consideration otherwise payable to any seller pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of United States federal, state, local or outside the United States Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services.  For the avoidance of doubt, the payment of any stock transaction taxes and/or capital gains taxes, brokers’ fees (including value added tax thereon) of the sellers of the Common Shares, and all other costs reasonably agreed by the parties to be customarily borne by sellers on the PSE shall be for the account of each shareholder while any documentary stamp taxes, brokers’ fees of the Purchaser (including value added tax thereon) and all other costs reasonably agreed by the parties to be customarily borne by purchasers on the PSE for the transfer of the Common Shares purchased in the Offer shall be for the account of the Purchaser. To the extent that any such amounts for the account of the selling shareholder are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable seller in respect of which such deduction and withholding was made.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of Company.  Except as set forth in the disclosure schedules delivered to Purchaser by Company on or prior to the date of this Agreement (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates, however, each section shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedule to the extent it is reasonably apparent on its face that such information is relevant to such other section of the disclosure schedule) (the “Company Disclosure Schedules”) or in Company Reports (as defined in Section 2.1(e)) filed since January 1, 2006 by it with the SEC pursuant to the Securities Act or the Exchange Act and prior to the date hereof (excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward looking statements and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Purchaser that:

(a)           Organization, Good Standing and Qualification.  Each of Company and its Subsidiaries (as defined herein) (i) is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all other requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as currently conducted and (ii) is duly licensed and qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except with respect to (ii) where the failure to be so qualified as a foreign corporation or be in good standing has not and would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect (as defined herein).  Company has heretofore made available to Purchaser complete and correct copies of Company’s and each of its Subsidiaries’ articles of incorporation and by laws (or comparable governing instruments), in each case as amended to the date of this Agreement (the “Corporate Documents”).  The Corporate Documents are in full force and effect and neither Company not any of its Subsidiaries is in violation of any of their respective provisions.  Section 2.1(a) of the Company Disclosure Schedules sets forth a list of all the Subsidiaries of Company, the jurisdictions under which such Subsidiaries are incorporated, and the percent of equity interest therein owned by Company and each Subsidiary of Company, as applicable.

As used in this Agreement, the term “Subsidiary” means, with respect to Company, or Purchaser, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

As used in this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

As used in this Agreement, the term “Person” shall mean any individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

As used in this Agreement, the term “Company Material Adverse Effect” means any change, event, occurrence or state of facts that, either individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, properties, liabilities, financial condition or assets of Company and its Subsidiaries taken as a whole; provided, however, that any such change, event, occurrence or state of facts resulting from or arising out of (i) any change in Law, United States generally accepted accounting principles (“U.S. GAAP”) or interpretations thereof, (ii) general economic or business conditions; provided that such conditions do not have a disproportionate effect on Company or its Subsidiaries; (iii) conditions generally affecting the business process outsourcing industry; provided that such conditions do not have a disproportionate effect on Company or its Subsidiaries, taken as a whole; (iv) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than with respect to clause (c) of Annex I as it applies to Section 2.1(d) (Governmental Filings; No Violations); (v) typhoons, earthquakes or similar catastrophes, or acts of war (whether declared or undeclared), sabotage, terrorism, military action or any escalation or worsening thereof; provided that such conditions do not have a disproportionate effect on Company or its Subsidiaries, taken as a whole and/or render unusable any material facility or property of Company or its Subsidiaries for a period more than 20 calendar days; provided that for the avoidance of doubt such a rendering unsuable of a material facility or property will merely make inapplicable this clause (v); (vi) Company or any of its Subsidiaries taking any action permitted hereby; (vii) the public announcement or the pendency of this Agreement, other than with respect to clause (c) of Annex I as it applies to Section 2.1(d) (Governmental Filings; No Violations); (viii) a decline in the trading price of Common Shares; provided that the underlying causes of such decline shall not be excluded; (ix) any failure in and of itself by Company to meet analysts’ published revenue or earnings predictions or any internal or disseminated projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided that the underlying causes of such failures shall not be excluded; (x) any costs or expenses associated with the Offer; (xi) currency exchange rates or any fluctuations thereof; and (xii) any matter disclosed in the Company Disclosure Schedules or Company Reports excluding any development, change or other event with respect to such matter occurring subsequent to the date of the information contained in such schedules or report may be considered in determining whether there has been a Company Material Adverse Effect, in each case, shall not be considered when determining if a Company Material Adverse Effect has occurred.

As used in this Agreement, the term “knowledge” or any similar formulation of knowledge shall mean the actual knowledge of, with respect to Company, those persons set forth in Section 2.1(a) of the Company Disclosure Schedules, and, with respect to Purchaser, those persons set forth in Section 2.2(a) of the Purchaser Disclosure Schedules (as defined in Section 2.2).

(b)           Capital Structure.  The authorized capital stock of Company is PhP130,000,000 consisting of 65,000,000 common shares with par value of PhP2.00 each, as of which 29,632,114  Common Shares are outstanding as of September 11, 2008, which Common Shares outstanding include 10,552,196 Common Shares underlying outstanding American Depositary Shares.   An additional 3,820,482 Common Shares are issuable upon exercise of outstanding restricted stock units and options, which represent the right to receive or purchase Common Shares.  An additional 1,370,080 Common Shares are issuable upon exercise of outstanding restricted stock units and options, which represent the right to receive or purchase ADSs, assuming the conversion of such ADSs into Common Shares.  Each ADS represents the right to receive one Common Share. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.  Each of the outstanding shares of capital stock or other securities of each of Company’s Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is legally and beneficially owned by Company or a direct or indirect wholly-owned Subsidiary of Company, free and clear of any mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind in respect of such property or asset (collectively, “Liens”).  Included in Section 2.1(b) of the Company Disclosure Schedules is a correct and complete list, as of September 11, 2008, of all Company RSUs and all outstanding options or other rights to purchase or receive Shares granted under (i) Company’s Amended and Restated Key Employee Stock Option Plan and (ii) Company’s 2006 Stock Incentive Plan (collectively, the “Company Stock Plans”) or otherwise, and, for each such option or other right, the number of Common Shares subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof.  All Company Options have an exercise price equal to no less than the fair market value of the underlying Commons Shares on the date of grant.  Since September 11, 2008, Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 2.1(b).  Except as set forth above in this Section 2.1(b), there are not any shares of capital stock, voting securities or equity interests of Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, stock appreciation rights, phantom stock, stock participation rights, rights, commitments or agreements of any character providing for the issuance or sale of any shares of capital stock, voting securities or equity interests of Company or its Subsidiaries, including any representing the right to purchase or otherwise receive any Shares, or any preemptive rights, or any redemption, repurchase or similar rights requiring the acquisition of Shares or shares or equity interest or any Subsidiary of Company.  Company does not have any shareholder rights plan in effect. Company does not have outstanding any Contracts or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Company or any of Company’s Subsidiaries on any matter (“Voting Debt”).

(c)           Corporate Authority.  Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by  Purchaser, is a valid and legally binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(i)           The Board of Directors of Company has unanimously approved and adopted this Agreement and the transactions contemplated hereby, determined that the Offer is in the best interests of Company and its shareholders and, subject to Section 4.2, resolved to recommend that the shareholders of Company tender their Shares into the Offer.

(ii)           All approvals as may be required or advisable to satisfy the requirements of the non-exclusive safe harbor described in Rule 14d-10 under the Exchange Act with respect to all employment compensation, severance and other employee benefit arrangements (and payments made or to be made or benefits granted or to be granted according to such arrangements) have been duly given or obtained.

(d)           Governmental Filings; No Violations.  Other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and state securities, takeover and “blue sky” laws, (C) the filings with or approvals from Governmental Entities required solely by virtue of the jurisdictions in which Company or its Subsidiaries conduct business or own any assets listed on Section 2.1(d) of the Company Disclosure Schedules (collectively, the “Foreign Antitrust Filings”), (D) to comply with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), and (E) filings within the rules and regulations of NASDAQ, the PSEC and the corresponding disclosures required by the PSE and the Philippine Economic Zone Authority (“PEZA”) (items (B) through (E) (inclusive), the “Company Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Company from, any United States federal, state or local, Philippine or other foreign, state, or local governmental or regulatory authority, agency, commission, body or other governmental entity (each a “Governmental Entity”), in connection with the execution and delivery of this Agreement and the consummation of the Offer and the other transactions contemplated hereby, except for those that the failure to make or obtain are not reasonably likely to, either individually or in the aggregate, to be material to Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of Company to consummate the transactions contemplated by this Agreement.

(i)           Except as set forth on Section 2.1(d) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the Offer and the other transactions contemplated hereby will not constitute or result in (A) a breach or violation of, or a default under, any of the Corporate Documents, (B) a breach or violation of, a default under, the acceleration of any obligations under, the loss of any right or benefit under, a termination or right of termination under, the creation or acceleration of any obligation under, or the creation of a Lien on the assets of Company or any Subsidiary of

Company (with or without notice, lapse of time or both) pursuant to, any Contract of Company or any Subsidiary of Company or any Law or governmental or non-governmental permit or license to which Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent, or materially impair the ability of Company to perform its obligations under the transactions contemplated by this Agreement.

(e)           Company Reports; Financial Statements.  The filings required to be made by Company since January 1, 2006 under the Securities Act and the Exchange Act have been filed with the SEC and under the SRC have been filed with the PSEC, with copy to the PSE, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates or as of the date of final amendment, as applicable, and in the case of such filings made after the date hereof will comply, in all material respects with all applicable requirements of applicable Law.  Company has made available (except to the extent available through the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), to Purchaser each registration statement, report, proxy statement and information statement filed by it with the SEC pursuant to the Securities Act or the Exchange Act and with the PSEC pursuant to the SRC, with copy to the PSE since January 1, 2006 (all such filings, including all amendments and supplements thereto, the “Company Reports”).  Company is a “foreign private issuer” as such term is defined under Rule 3b-4 of the Exchange Act. None of the Company Reports (in the case of Company Reports filed pursuant to the Securities Act), as of their effective dates, contained, nor in the case of such Company Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.  None of the Company Reports (in the case of Company Reports filed pursuant to the Exchange Act) as of the respective dates filed with the SEC or first mailed to shareholders, as applicable, contained, nor in the case of such Company Reports filed after the date hereof will contain, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company Reports (in the case of Company Reports filed with the PSEC or PSE) as of the respective dates filed with the PSEC, PSE or first mailed to shareholders, as applicable, contained, nor in the case of such Company Reports filed after the date hereof will contain, any untrue statement of material fact or omitted or will omit, as applicable, to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Company and its Subsidiaries included in or incorporated by reference into the Company Reports comply, and in the case of consolidated financial statements included in or incorporated by reference into the Company Reports filed after the date hereof will comply, as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC or PSEC, as applicable, with respect thereto.  Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents, and in the case of consolidated balance sheets included in or incorporated by reference into Company Reports filed after the date hereof will present, fairly, in all material respects, the financial position of Company and its Subsidiaries as of its date, and each of the consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents, and in the case of consolidated statements of income and consolidated statements of cash flows included in or incorporated by reference into Company Reports filed after the date hereof will present, fairly, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. GAAP with respect to any Company Reports filed under the Securities Act or Exchange Act with the SEC or with international general accepted accounting principles (“International GAAP”) with respect to any Company Reports filed under the SRC with the PSEC, with copy to the PSE, consistently applied during the periods involved, except as may be noted therein.  Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ and the PSE.  Company’s disclosure controls and procedures (as defined in sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Company to comply with, and the appropriate officers of Company to make all certifications required under, the United States Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and otherwise with applicable Law.

(f)           Disclosure Documents.  None of the information provided by Company specifically for inclusion or incorporation by reference in (i) the Offer Documents or (ii) any other document to be filed with the SEC, the PSEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the SEC, the PSEC or other Governmental Entity contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(g)           No Undisclosed Material Liabilities.  There are no liabilities or obligations of Company or any of its Subsidiaries of any kind whatsoever in existence, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (i) liabilities or obligations disclosed and provided for in Company’s balance sheet as of June 30, 2008 included in the Company Reports (the “Company Balance Sheet”) or in the notes thereto or in the Company Reports;  (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since June 30, 2008; (iii) liabilities or obligations not required to be disclosed on the Company Balance Sheet under U.S. GAAP; and (iv) liabilities or obligations that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(h)           Absence of Certain Changes.  Since December 31, 2007 (the “Audit Date”), except as expressly contemplated by this Agreement, Company and its Subsidiaries, taken as a whole, have conducted their business only in the ordinary and usual course of such business consistent with past practices and there has not been (i) any Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company or any repurchase, redemption or other acquisition by Company or any Subsidiary of any securities of Company or (iii) any change by Company in accounting principles, practices or methods which is not required or permitted by U.S. GAAP.

Since the Audit Date, there has not been any material increase in the compensation payable or that could become payable by Company or any of its Subsidiaries to officers or key employees or any material amendment of any of the Compensation and Benefit Plans (as defined in Section 2.1(j)) other than increases or amendments in the ordinary course of business consistent with past practice.

(i)           Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, investigations, reviews or proceedings pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries in the United States or abroad, that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(j)           Employee Benefits.  The term “Compensation and Benefit Plan” shall mean any (i) equity or equity-based plans and (ii) bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, change in control, retention, employment, termination, severance, compensation, medical, health or other compensation or benefit plan, arrangement, document, practice, agreement, program or policy, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that covers employees or former employees (“Employees”), or directors or former directors of Company and/or its Subsidiaries; and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plan.  Section 2.1(j) of the Company Disclosure Schedules lists all Compensation and Benefit Plans of Company and its Subsidiaries other than those that, in the aggregate, are not material to Company and its Subsidiaries, taken as a whole (“Company Compensation and Benefit Plans”), and any Company Compensation and Benefit Plans containing “change of control” or similar provisions therein are specifically identified in Section 2.1(j) of the Company Disclosure Schedules.  Company has made available to Purchaser a copy of (i) all Company Compensation and Benefit Plans, (ii) the most recent annual reports on Form 5500 required to be filed with respect to each Compensation and Benefit Plan and (iii) each agreement, policy, program or arrangement that covers key employees or former key employees of Company and its Subsidiaries.

All Company Compensation and Benefit Plans, including those subject to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), are in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law, including Philippine Law.  Each Company Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the U.S. Department of the Treasury, Internal Revenue Service (the “IRS”), and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification or that would result in costs to Company or any of its Subsidiaries under the IRS’s Employee Plans Compliance Resolution System that would be reasonably likely to have a Company Material Adverse Effect.  There is no material pending or, to the knowledge of Company, threatened litigation relating to the Company Compensation and Benefit Plans.  Neither Company nor any of its Subsidiaries has engaged in a transaction with respect to any Pension Plan that, assuming the taxable period of such transaction expired, would subject Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or any applicable Law.

(ii)           No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).  Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on the contributions of an ERISA Affiliate).  No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended, other than an extension pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the preceding twelve (12) month period.

(iii)          All contributions required to be made under the terms of any Company Compensation and Benefit Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Company Reports.  Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA and no ERISA Affiliate has an outstanding funding waiver.  Neither Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(iv)          Neither Company nor its Subsidiaries have any material obligations for, or liabilities with respect to, retiree health and life benefits under any Company Compensation and Benefit Plan, except for benefits required to be provided under Section 4980B of the Code or any other applicable law requiring continuation of health coverage.

(v)           The Company is in good faith compliance with Section 409A of the Code and the applicable rules and regulations promulgated thereunder.

(vi)           Neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Compensation and Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of Company or any of its Subsidiaries.  There is no contract, agreement, plan or arrangement with an employee or former employee of Company or any of its Subsidiaries to which Company or any of its Subsidiaries is a party as of the date of this Agreement that, individually or collectively and as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events) or otherwise, would reasonably be likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(k)           Compliance with Laws.  Company and its Subsidiaries are in compliance in all material respects with all United States federal, state or local, Philippine or other foreign, state or local law, statute, ordinance, code, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit or authorization of any Governmental Entity and any binding administrative or judicial interpretations thereof (individually, “Law” and collectively, “Laws”) applicable to Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for violations that would not be reasonably likely to, either individually or in the aggregate, materially impair the ability of Company to consummate the transactions contemplated hereby.  No investigation or review by any Governmental Entity or assessment or any adverse procedure with respect to Company or any of its Subsidiaries is pending or, to the knowledge of Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for those the outcome of which would not be reasonably likely to, either individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially impair the ability of Company to consummate the transactions contemplated by this Agreement.  Company and each of its Subsidiaries holds, or has applied for, all permits, licenses, certificates, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals from Governmental Entities necessary to conduct its business as currently conducted (collectively, “Permits”), except for those that would not be reasonably likely to be material to the Company and its Subsidiaries taken as a whole, either individually or in the aggregate, or materially impair the ability of Company to consummate the transactions contemplated hereby. Company and its Subsidiaries are (and since January 1, 2006 have been) in compliance in all material respects with the terms of all Permits.  Since January 1, 2006, neither Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity (i) claimed or alleged that Company or any of its Subsidiaries was not in compliance with all Laws applicable to Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit, except for those that would not be reasonably likely to, either individually or in the aggregate, result in any material harm or liability to Company or its Subsidiaries, taken as a whole.  The provisions of this Section 2.1(k) shall not apply to employee benefits Laws which are covered exclusively in Section 2.1(j), Environmental Laws (as defined in Section 2.1(l)(iii)) which are covered exclusively in Section 2.1(l), Tax Laws which are covered exclusively in Section 2.1(m), labor Laws which are covered exclusively in Section 2.1(n) or intellectual property Laws which are covered exclusively in Section 2.1(o).

(l)           Environmental Matters.

(i)           Except for such matters that would not, either individually or in the aggregate, be reasonably likely to cause a Company Material Adverse Effect:  (A) the operations of Company and its Subsidiaries are and since January 1, 2006, have been in compliance with all applicable Environmental Laws; (B) each of Company and each of its Subsidiaries possesses and maintains in effect all environmental Permits required under applicable Environmental Laws with respect to the business of Company and its Subsidiaries; (C) neither Company nor any of its Subsidiaries has received any written environmental claim, notice or request for information during the past three (3) years concerning any violation or alleged violation of any applicable Environmental Law; and (D) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending and, to the knowledge of

Company, none are threatened relating to compliance by Company or any of its Subsidiaries with any environmental Permits required under applicable Environmental Laws or liability of Company or any of its Subsidiaries under any applicable Environmental Law.

(ii)           Notwithstanding any other provision of this Agreement to the contrary (including, but not limited to, Section 2.1(k)), the representations and warranties of Company in this Section 2.1(l) constitute the sole representations and warranties of Company with respect to any Environmental Law or Hazardous Substance.

(iii)          As used herein, the term “Environmental Law” means any United States federal, state or local, and Philippine or other foreign, state or local Laws, regulations, codes, rules, ordinances, Permits, authorizations, decrees, orders, injunctions or judgments and any binding administrative or judicial interpretations thereof relating to:  (A) pollution; (B) the protection of the environment (including air, water, soil, subsurface strata and natural resources) or human health and safety from exposure to Hazardous Substances; and (C) the regulation of the generation, use, storage, handling, transportation, treatment, release, remediation or disposal of Hazardous Substances.

(iv)          As used herein, the term “Hazardous Substance” means (A) any material, substance, or waste, defined, classified, or otherwise characterized under Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “flammable,” “corrosive,” “reactive,” “explosive” or “radioactive;” or (B) any petroleum, petroleum products or by-products, friable asbestos or any material or equipment containing regulated concentrations of polychlorinated biphenyls.

(m)           Tax Matters.

(i)           Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined in Section 2.1(m)(x)(B)) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) (1) have timely paid all Taxes that are due and owing by them (whether or not shown as due on such filed Tax Returns), except with respect to matters contested in good faith and with which adequate reserves have been established and (2) are not subject to any penalties or charges with respect to the failure to file or late filing of any Tax Return required to be filed by or with respect to any of them on or before the Acceptance Date; (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (D) do not have any deficiency, or any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters pending or proposed or threatened in writing.

(ii)           Neither Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations).

(iii)          Neither Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation, sharing or indemnity agreements or arrangements other than those entered into in the ordinary course of its business.  Neither Company nor any of its Subsidiaries has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor.

(iv)          Company and each Subsidiary have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(v)           No claim has been made by a Taxing Authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(vi)          All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, Company or any Subsidiary, have been fully paid.

(vii)         Neither Company nor any Subsidiary is subject to any private letter ruling of the United States Internal Revenue Service or comparable rulings of the Philippine Bureau of Internal Revenue or any other Taxing Authority.

(viii)        There are no Liens as a result of any unpaid Taxes upon any of the assets of Company or any Subsidiary other than Liens for Taxes not yet due.

(ix)          Company (and as applicable, its Subsidiaries) has complied in all material respects with (A) PEZA rules, regulations, circulars and directives; (B) the terms and conditions of its registration and supplemental agreements with PEZA covering its registered projects; and (C) all PEZA requests for information and submission of statutory or interim reports.  Company (and as applicable, its Subsidiaries) has not given cause for PEZA to withdraw, cancel or deny any of the tax holidays or other incentives granted under its registration or supplemental agreements covering its registered facilities or deny any pending or future application for the extension of any fiscal incentive (i.e., tax holiday) of the same, or to the knowledge of Company is any modification of such incentives pending.

(x)           As used in this Agreement, the term (A) “Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) includes all United States federal, state and local, Philippine and other foreign jurisdiction income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, capital, sales, license, social security, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, real property, percentage, estimated and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and any transferee or successor liability in respect of any items described above payable by reason of contract, assumption, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, (B) “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Taxing Authority relating to Taxes, and (C) “Taxing Authority” means the Philippines Bureau of Internal Revenue, the United States Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax or fiscal incentives such as, but not limited to income tax holidays.

(n)           Labor Matters.  Neither Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor are there any employees of Company or any of its Subsidiaries represented by a works’ council, representative body or other labor organization, and there are, to the knowledge of Company, no material activities or material proceedings of any labor union, works council, representative body or other organization to organize any employees of Company or any of its Subsidiaries or compel Company or any of its Subsidiaries to bargain with any such union, works council or representative body.  Neither Company nor any of its Subsidiaries has committed an unfair labor practice or any other violation of law relating to employee matters or is the subject of any material proceeding asserting that Company or any of its Subsidiaries has committed such practice or violation, nor since January 1, 2006 has there been any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving Company or any of its Subsidiaries, except for those that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(o)           Intellectual Property.

(i)           Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all patents, trademarks, trade names, service marks, trade dress, copyrights, Internet domain names, technology, trade secrets, know-how, inventions, works of authorship, scripts, procedures, computer software programs or applications, databases, customer lists and tangible or intangible proprietary information or materials (“Intellectual Property Rights”) that are currently used or held for use in its and its Subsidiaries’ businesses (collectively, “Company Intellectual Property Rights”), except for any such failures to own, be licensed or possess that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.  The Company Intellectual Property Rights owned by or licensed to Company and its Subsidiaries include all Intellectual Property Rights necessary and sufficient to enable Company and its Subsidiaries to conduct their respective businesses as currently conducted.  To the knowledge of the Company, the Company Intellectual Property Rights and Company’s and its Subsidiaries’ rights therein are valid and enforceable.  The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Purchaser, Company or any of Company’s Subsidiaries to own or use any material Company Intellectual Property Rights.

(ii)           Except for such matters that, either individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect (A) neither the use of any Company Intellectual Property Rights by Company or its Subsidiaries nor the conduct of the businesses of Company or any of its Subsidiaries (including the development, licensing, marketing, importation, exportation, offer for sale, sale, use or other exploitation of any products or services in connection with such businesses) conflicts with, infringes, violates or interferes with or constitutes or results from an appropriation or misappropriation of any right, title, interest or goodwill, including any Intellectual Property Right or proprietary right, of any other Person, (B) to the knowledge of the Company, no person or entity is conflicting with, infringing, violating, interfering with or misappropriating any Company Intellectual Property Rights, (C) to the knowledge of the Company, there have been no claims made or threatened, and neither Company nor any of its Subsidiaries has received written notice of any claim or otherwise knows, that any Company Intellectual Property Right is invalid or unenforceable, or conflicts with, infringes, violates or interferes with or constitutes or results from an appropriation or misappropriation of any right of any other Person and (D) neither Company nor any of its Subsidiaries has made any written claims or, to the knowledge of Company, unwritten claims against any person or entity alleging that any person or entity is conflicting with, infringing, violating, interfering with or misappropriating any Company Intellectual Property Rights.

(iii)           No trade secrets and confidential and proprietary information (collectively, “Trade Secrets”) or other material confidential and proprietary information of Company or any of its Subsidiaries has been authorized to be disclosed or to the knowledge of Company has been actually disclosed by Company or any of its Subsidiaries or any other person or entity other than pursuant to a written non-disclosure agreement restricting the disclosure and use thereof.  Each of Company and its Subsidiaries has established privacy policies and is, and since January 1, 2006 has been, in compliance with its respective privacy policies and any Laws relating to personally identifiable information.  In addition, Company and the Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all Trade Secrets or other material confidential and proprietary information (and any confidential information owned by any third person to whom Company or any of its Subsidiaries has a confidentiality obligation).

(iv)           The IT Systems (as defined below) are adequate and sufficient in all material respects (including with respect to working condition and capacity) for the operation of the businesses of Company and its Subsidiaries as currently conducted and as currently contemplated or proposed to be conducted.  Since January 1, 2006 (A) no error or fault has occurred in or to any IT Systems that has resulted in a material interruption to the operations of Company or any of its Subsidiaries and (B) to the knowledge of the Company, there has been no unauthorized use or access to the IT Systems (or any data or information stored thereon).  Company and its Subsidiaries have established a plan in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise) intended to minimize any disruption to the operations of Company and its Subsidiaries.  “IT Systems” means all communications systems, computer systems, servers, network equipment and other hardware owned or controlled and used by Company or any of its Subsidiaries in the conduct of its or their businesses.

(v)           Neither Company nor any of its Subsidiaries has licensed or provided to any person or entity, or otherwise permitted any person or entity to access or use, any source code or related materials for any and all software developed by or for Company or any of its Subsidiaries (“Company Software”).  Neither Company nor any of its Subsidiaries is currently a party to any source code escrow contract or other contract requiring the deposit of source code or related materials for any Company Software.  No “open source,” “freeware,” “shareware” or software distributed under similar licensing or distribution models forms part of, was or is used in connection with, was or is incorporated in whole or in part in, has been or is distributed in whole or in part with, or was or is used in the development of any Company

Software, in a manner that (A) materially compromises the Company’s Intellectual Property Rights in the Company Software; (B) requires that the Company Software be made available or distributed in source code form; or (C) requires that the Company Software be redistributable.

(p)           Title to Properties.  Company and each of its Subsidiaries has good and valid title to all of its material properties and assets which are, individually or in the aggregate, material to Company’s and its Subsidiaries’ business or financial condition on a consolidated basis, free and clear of all Liens, except Liens for Taxes not yet due and payable or being contested in good faith and other Liens that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.  All leases pursuant to which Company and each of its Subsidiaries leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Company or any of its Subsidiaries or, to the knowledge of Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(q)           Contracts.

(i)           Set forth in Section 2.1(q) of the Company Disclosure Schedule is a list of (A) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by Company with the SEC on the date hereof, and (B) each of the following to which Company or any of its Subsidiaries is a party:  (1) Contract that purports to limit, curtail or restrict the ability of Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services; (2) partnership or joint venture agreement; (3) Contract for the acquisition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2006; (4) Contract with any Governmental Entity; (5) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by Company or any of its Subsidiaries or Liens on material property or assets granted; (6) voting agreement or registration rights agreement; (7) customer Contract that involves the list of customers disclosed in Section 2.1(v) of the Company Disclosure Schedule; (8) Contract (other than customer Contracts) that involve consideration (whether or not measured in cash) of greater than $1,000,000 per fiscal year, or $3,000,000 over the term of the Contract; (9) each other Contract that is material to the business or financial condition of Company and its Subsidiaries, taken as a whole (the Contracts and other documents required to be listed on Section 2.1(q) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 3.1, each a “Material Contract”).

(ii)           Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception.  Neither Company nor any of its

Subsidiaries is in default under any Material Contract or other Contract to which Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  To the knowledge of Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract, in each case except for such matters as, individually, or in the aggregate have not had a Company Material Adverse Effect.

(iii)           As used in this Agreement the term “Contract” shall mean any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

(r)           Insurance.  Company maintains for itself and its Subsidiaries insurance policies (the “Policies”) covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its judgment, are reasonable for the business and assets of Company and its Subsidiaries, such Policies are in full force and effect, all premiums due and payable thereon have been paid, and Company and its Subsidiaries are otherwise in compliance with the terms and conditions of such Policies except for failures to so comply that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Neither Company nor any of its Subsidiaries is in material breach or default, and neither Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the Policies.

(s)           No Vote Required.  Except as set forth on Section 2.1(s) of the Company Disclosure Schedule, no approval of the Company’s shareholders is required to approve this Agreement and the transactions contemplated hereby.

(t)           Brokers and Finders.  Except for Morgan Stanley, neither Company nor any of its Subsidiaries, officers, directors or employees has retained any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

(u)           Opinion of Financial Advisor.  Company has received an opinion of Morgan Stanley to the effect that, as of the date of the opinion, the consideration to be received by the holders of Shares pursuant to the Offer is fair from a financial point of view to such holders of Shares (other than Purchaser or any of its Affiliates). A correct and complete copy of this opinion will be delivered to Purchaser for information purposes only as soon as practicable after the date of this Agreement. Company has been authorized by Morgan Stanley to permit inclusion of this opinion and reference thereto in the Offer Documents and the Company’s Schedule 14D-9 and PSEC Form 17-C, and any amendments thereto, provided that such references are reasonably acceptable to Morgan Stanley.

(v)           Customers.  Section 2.1(v) of the Company Disclosure Schedule sets forth a list of the five (5) largest customers of Company and its Subsidiaries, taken as a whole, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal year ended December 31, 2007 and the six months ended June 30, 2008.  Since the Audit Date, no customer listed on Section 2.1(v) of the Company Disclosure Schedule has terminated its relationship with Company or any of the Subsidiaries or materially reduced or materially changed the pricing or other terms of its business with Company or any of its Subsidiaries and, to the actual knowledge of Company, no customer listed on Section 2.1(v) of the Company Disclosure Schedule has notified Company or the Subsidiaries that it intends to terminate or materially reduce or materially change the pricing or other terms of its business with Company or any of the Subsidiaries.

(w)           No Takeover Statute.  No Takeover Statute enacted under state or federal laws in the Unites States applicable to Company or its Subsidiaries or any other applicable Law (including Laws of the Philippines) is applicable to the Offer or the transactions contemplated hereby.  “Takeover Statute” shall mean any restrictive provision of any applicable “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover Law.

(x)           No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 2.1, neither Company nor any other Person makes any other express or implied representation or warranty on behalf of Company or any of its Subsidiaries.  The representations or warranties of Company herein shall be effective and binding against it notwithstanding any investigation or due diligence conducted by Purchaser.

2.2           Representations and Warranties of Purchaser.  Except as set forth in the disclosure schedules delivered to Company by Purchaser on or prior to the date of this Agreement (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates, however, each section shall be deemed to incorporate by reference all information disclosed in any other section of the disclosure schedule to the extent it is reasonably apparent on its face that such information is relevant to such other section of the disclosure schedule) (the “Purchaser Disclosure Schedules”), Purchaser represents and warrants to Company that:

(a)           Organization, Good Standing and Qualification.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Purchaser has all requisite power to own or operate its material properties and assets and to carry on its business as currently conducted in all material respects and is qualified to do business and is in good standing as a foreign company in each jurisdiction where the ownership or operation of its properties and assets or conduct of its business requires such qualification, except where the failure to be so qualified as a foreign company or be in good standing would not be reasonably likely, either individually or in the aggregate, to have a Purchaser Material Adverse Effect (as defined herein).

As used in this Agreement, the term “Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b)           Authority.  Purchaser has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Company, is a valid and legally binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(i)           The members of Purchaser have approved and adopted this Agreement and the Offer and the other transactions set forth herein.

(c)           Governmental Filings; No Violations.  Except as set forth on Section 2.2(c) of the Purchaser Disclosure Schedule, other than any reports, filings, registrations, approvals and/or notices (A) required to be made pursuant to Section 1.2, (B) required to be made under the HSR Act, the Securities Act, the Exchange Act, state securities, takeover and “blue sky” laws, (C) required to be made with the PSEC and corresponding disclosures required by the PSE (items (B) through (C) (inclusive), the “Purchaser Required Statutory Approvals”), no notices, reports, registrations or other filings are required to be made by Purchaser with, nor are any Permits required to be obtained by Purchaser from, any Governmental Entity, in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Offer and the other transactions contemplated hereby, except for those that the failure to make or obtain would not be reasonably likely to, either individually or in the aggregate, have a Purchaser Material Adverse Effect.

(i)           Except for the matters described in Section 2.2(c), the execution, delivery and performance of this Agreement by Purchaser does not, and the consummation by Purchaser of the Offer and the other transactions contemplated hereby will not, constitute or result in (A) breach or violation of, or a default under, either the certificate of incorporation or by laws of Purchaser, (B) a breach or violation of, or a default under, the acceleration of any obligations, the loss of any right or benefit or the creation of a lien, pledge, security interest or other encumbrance on the assets of Purchaser (with or without notice, lapse of time or both) pursuant to any contracts binding upon Purchaser or any Law or governmental or non-governmental Permit to which Purchaser is subject or (C) any change in the rights or obligations of any party under any of the contracts binding upon Purchaser, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that would not be reasonably likely to, either individually or in the aggregate, have a Purchaser Material Adverse Effect.

(d)           Disclosure Documents.  None of the information provided by Purchaser specifically for inclusion or incorporation by reference in (A) the Offer Documents or (B) any other document to be filed with the SEC, PSEC or any Other Filings will, at the respective times filed with the SEC, PSEC or other Governmental Entity contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e)           No Business Activities.  Purchaser is not a party to any material Contract and has not conducted any activities other than in connection with the organization of Purchaser, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.  Purchaser has no Subsidiaries.

(f)           No Vote Required.  No approval of the shareholders of Purchaser is required to approve this Agreement and the transactions contemplated hereby.

(g)           Ownership of Company Shares.  Except as set forth in the Section 2.2(g) of the Purchaser Disclosure Schedules, neither Purchaser nor any of its Subsidiaries or, to the knowledge of Purchaser, any of its Affiliates or associates (as such term is defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or (ii), any Shares, in each case, except in accordance with this Agreement, including the Offer.

(h)           Financial Capability.  Purchaser has delivered to Company true and complete copies of the equity commitment letters, dated as of the date hereof between Purchaser and each of Providence Equity Partners VI International L.P. and Newbridge International Investment Ltd (together, the “Commitments”), pursuant to which each of the investor parties thereto (each, an “Investor”) has committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Financing”).  As of the date hereof, the Commitments have not been amended or modified and, as of the date of the Agreement, the respective commitments contained in the Commitments have not been withdrawn or rescinded in any material respect.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitments.  After giving effect to the amounts expected to be funded under the Commitments, and assuming compliance by Company with its obligations hereunder, the proceeds from the Financing constitute all of the financing required to be provided by Purchaser for the consummation of the Offer upon the terms set forth in this Agreement.  Subject to the terms and conditions of the Commitments, upon receipt of the funds under the Commitments, Purchaser will have at the Acceptance Date the financial capacity to perform its obligations under this Agreement and Purchaser will have available all funds necessary to pay the consideration set forth in Article I and any other amounts contemplated by this Agreement.  Other than with respect to the Commitments, Purchaser’s ability to consummate the transactions contemplated hereby is not contingent on Purchaser’s ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Acceptance Date.

(i)           No Other Representations or Warranties.  Except for the representations and warranties contained in this Section 2.2, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

ARTICLE III - CONDUCT OF BUSINESS PENDING THE OFFER

3.1           Covenants of Company.  Company covenants and agrees as to itself and its Subsidiaries (as applicable) that, except as specifically set forth in Section 3.1 of the Company Disclosure Schedules, from the date hereof and continuing until the Acceptance Date, except as (1) expressly contemplated or permitted by this Agreement, (2) as required by Law or (3) to the extent Purchaser shall otherwise consent in writing, which decision regarding consent shall not be unreasonably delayed or withheld:

(a)           Company and its Subsidiaries shall conduct their respective businesses only in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to (i) subject to prudent management of workforce needs and ongoing programs currently in force, preserve their business organization intact and maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep their material properties and assets in good repair and condition, subject to ordinary wear and tear, (iii) comply with all material Laws and (iv) maintain in effect all material governmental Permits pursuant to which it or any of its Subsidiaries currently operates;

(b)           Company and its Subsidiaries shall not (i) amend its articles of incorporation or by laws or any comparable governing instruments of any of its Subsidiaries; (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise in respect of any capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries to it or a wholly-owned Subsidiary); (iv) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock (other than for the repurchase of unvested Shares, unvested options to purchase Shares or other unvested equity awards under Company Stock Plans in connection with the termination of employment); or (v) enter into any agreement with respect to the voting of its capital stock;

(c)           neither Company nor any of its Subsidiaries shall issue, sell, grant, pledge, dispose of or otherwise encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt (other than shares of capital stock issuable pursuant to options or restricted share units (whether or not vested) outstanding on the date hereof under the Company Stock Plans);

(d)           neither Company nor any of its Subsidiaries shall incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of its Subsidiaries, other than borrowings by Company in the ordinary course of business consistent with past practice in amounts not in excess of $1,000,000 in the aggregate outstanding at any time under Company’s existing credit agreement listed on Section 2.1(q)(i)(B)(5) of the

Company Disclosure Schedule and guarantees of such borrowings issued by the Subsidiaries to the extent required under the terms of such credit facility;

(e)           neither Company nor any of its Subsidiaries shall, other than in the ordinary and usual course of business consistent with past practice or as contemplated in Company’s operating plan provided to Purchaser (the “Company Operating Plan”) or other than transactions not in excess of $1,000,000 in the aggregate in any calendar year, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any of its property or assets (including capital stock of any of its Subsidiaries);

(f)           neither Company nor any of its Subsidiaries shall, by any means, make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange, capital contribution or other activity), or loan or advance to any Person, in any transaction or any series of transactions (whether or not related) for an aggregate purchase price or prices, including the assumption of any debt, in excess of $1,000,000 in the aggregate in any calendar year, except for acquisitions or loans mandated by binding legal commitments existing on the date hereof as listed on Section 3.1(f) of the Company Disclosure Schedule;

(g)           neither Company nor any of its Subsidiaries shall make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is in excess of $500,000 individually or $1,500,000 in the aggregate, except for any such capital expenditures provided for in the Company Operating Plan;

(h)           neither Company nor any of its Subsidiaries shall (i) materially modify, amend, or terminate any Material Contract, (ii) waive, release, relinquish or assign any such Material Contract (or any of the material rights of Company or any of its Subsidiaries thereunder), right or claim, that is material to Company and its Subsidiaries taken as a whole, (iii) enter into any contract or agreement that limits or restricts Company or any of its Subsidiaries or any of their future affiliates from engaging or competing in the business in any location, (iv) enter into any collective bargaining agreement or other labor agreement, or (v) cancel or forgive any material indebtedness owed to Company or any of its Subsidiaries;

(i)           Company and its Subsidiaries shall not (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization of Company or any Subsidiary of Company, or (ii) other than in the usual and ordinary course of business consistent with past practice, accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates;

(j)           subject to Section 1.4, neither Company nor any of its Subsidiaries shall terminate, establish, adopt, amend (including by reducing an exercise price or extending a term), enter into, make any new grants or awards under, amend or otherwise modify any Compensation and Benefit Plans (other than issuances of shares of common stock pursuant to existing grants pursuant to the terms of stock plans as in effect on the date hereof in the ordinary and usual course of the operation of such stock plans consistent with past practice), or increase the salary, wage, bonus, benefits, or other compensation of any employees, or waive any of its rights under, or accelerate the vesting under, any such Compensation and Benefit Plan programs, policies or agreement evidencing any outstanding stock option or other right to acquire capital stock of Company or any restricted stock purchase agreement or any similar or related contract, including granting or providing any severance or termination payments or benefits to any current or former director, executive officer or employee of Company or any of its Subsidiaries, except (i)  in the ordinary and usual course of business consistent with past practice, applicable Law or existing policy or agreement (which shall include normal periodic performance reviews and related compensation and benefit increases), (ii) for annual reestablishment of Compensation and Benefit Plans and the provision of individual compensation or benefit plans and agreements for newly hired or appointed officers and employees or (iii) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans or agreements existing as of the date hereof;

(k)           neither Company nor any of its Subsidiaries shall pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (i) in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company Reports, (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (iii) in an amount less than $250,000 individually or $1,000,000 in the aggregate;

(l)           neither Company nor any of its Subsidiaries shall issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Purchaser, except for communications in the ordinary course of business that do not relate to the Offer;

(m)           neither Company nor any of its Subsidiaries shall settle or compromise any litigation or proceeding material to Company and its Subsidiaries taken as a whole;

(n)           Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self insurance) insurance in such amounts and against such risks and losses as are consistent with the insurance maintained by it and its Subsidiaries in the ordinary course of business consistent with past practice;

(o)           except in the ordinary and usual course of business consistent with past practice or as may be required by applicable Law and except to the extent required by U.S. GAAP or International GAAP as advised by its regular independent accountants, neither Company nor any of its Subsidiaries shall change any accounting principle, practice or method in a manner that is inconsistent with past practice;

(p)           each of Company and its Subsidiaries shall (i) file all material Tax Returns required to be filed with any taxing authority in accordance with all applicable laws, (ii) timely pay all Taxes due and payable as shown in the respective Tax Returns that are so filed, (iii) promptly notify Purchaser of any action, suit, proceeding, investigation, audit or claim pending against or with respect to Company or any Subsidiary of Company in respect of any material Tax, and (iv) provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request with respect to correspondence with, responding to requests from, or obtaining rulings from (a) the Philippine Bureau of Internal Revenue on any matter relating to Taxes, and (b) PEZA with respect to any agreements by and between Company and PEZA.  Neither Company nor any of its Subsidiaries shall settle or compromise any material Tax liability, make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, or obtain any Tax ruling.  None of Company or any of its Subsidiaries shall relinquish or surrender any Tax holiday or exemption or shall take or case to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to result in relinquishing, surrendering or otherwise losing a Tax holiday or exemption;

(q)           neither Company nor any of its Subsidiaries will authorize or enter into an agreement to do anything prohibited by the foregoing; and

(r)           Company shall consult with Purchaser reasonably in advance of any decision to hire any “Executive Officer” (as such term is defined in Rule 3b-7 promulgated under the Exchange Act), promote any existing Executive Officer to a more senior position or otherwise appoint or promote any current director, employee, independent contractor or consultant to an Executive Officer position and shall consider in good faith the reasonable comments of Purchaser in connection therewith.

3.2           No Control of other Party’s Business.  Nothing contained in this Agreement shall give Purchaser directly or indirectly, the right to control or direct Company’s or its Subsidiaries’ operations prior to the Payment Date (other than such rights that Purchaser or its Affiliates may have by virtue of such party’s ownership of Shares in Company and/or such party’s position at Company or its Subsidiaries), and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Purchaser’s operations prior to the Payment Date.  Prior to the Payment Date, each of Company and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE IV - ADDITIONAL AGREEMENTS

4.1           Access.  Company agrees that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, it shall (and shall cause its Subsidiaries to) afford Purchaser’s officers, employees, counsel, accountants, financing sources and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Acceptance Date, to its executive officers, to its properties, books, contracts and records and, during such period, Company shall (and Company shall cause its Subsidiaries to) furnish promptly to Purchaser and its Representatives all information concerning its business, properties and personnel as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of Company; provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by Company or Purchaser in this Agreement.  All requests for information made pursuant to this Section 4.1 shall be directed to an executive officer of Company, or such Person as may be designated by an executive officer.  All such information shall be governed by the terms of the Confidentiality Agreements.

4.2           No Solicitation.

(a)           Prior to the Acceptance Date, Company agrees that neither it nor any of its Subsidiaries, nor any of Company’s or its Subsidiaries’ directors, officers or employees shall, and that Company shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information) or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below), (ii) enter into, or participate in any discussions or negotiations regarding, any Acquisition Proposal, furnish to any Person any non-public information (whether orally or in writing) in response to or in furtherance of any Acquisition Proposal, afford any Person access to the business, properties, assets, books or records of Company or any of its Subsidiaries, or otherwise cooperate in any way with or knowingly assist, encourage or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, an Acquisition Proposal, or (A) fail to make (including by failing to include the Company Recommendation in the Schedule 14D-9, as required pursuant to Section 1.2), (B) withdraw or propose publicly to withdraw, or (C) modify or propose publicly to modify in a manner adverse to the Offer, the Company Recommendation (it being understood that publicly announcing that Company is taking a neutral position or no position with respect to the Offer shall be considered an adverse recommendation) (any of the foregoing in this clause (iii), a “Company Adverse Recommendation Change”), or (iv) grant any Person a waiver or release under any standstill or similar agreement with respect to any class of equity securities or voting securities of Company or any of its Subsidiaries.  Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken by Company in this Section 4.2(a).

“Acquisition Proposal” means any inquiry, proposal, offer, agreement-in-principle, letter of intent, term sheet, merger agreement, joint venture agreement, option agreement, partnership agreement or other similar instrument with or from any third party relating to any (i) merger, reorganization, share exchange, consolidation, amalgamation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, (ii) acquisition, sale, lease, exchange, mortgage, pledge, transfer or purchase, in a single transaction or series of related transactions, of a minimum of 20% or more of the assets of Company and its Subsidiaries, taken as a whole, or of a minimum of 20% or more of the outstanding shares of capital stock or any other voting securities of Company, or (iii) tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (as such terms are defined under Regulation 13D under the Exchange Act) of 20% or more of the outstanding shares of capital stock or any other voting securities of Company; provided, that the term “Acquisition Proposal” shall not include the Offer or any of the other transactions contemplated by this Agreement.

(b)           Notwithstanding anything in Section 4.2(a) to the contrary, prior to the Acceptance Date (and in no event after the Acceptance Date), the Board of Directors of Company may, subject to compliance with this Section 4.2(b) and Section 4.2(c):

(i)           engage in discussions or negotiations with any third party that has made after the date of this Agreement a bona fide, unsolicited, written Acquisition Proposal that the Board of Directors of Company determines in good faith, after consultation with its outside legal and financial advisors, constitutes, or would be reasonably expected to lead to, a Superior Proposal (as defined below); provided that, prior to taking any such action, the Board of Directors of the Company determines in good faith after consultation with its outside legal counsel and an internationally recognized financial advisor that its failure to take such action would be inconsistent with its fiduciary obligations under applicable Law; provided, further, that such Acquisition Proposal or Superior Proposal was not solicited, encouraged or facilitated in violation of Section 4.2(a) or any standstill agreement;

(ii)           thereafter, furnish to such third party non-public information relating to Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less restrictive on such third party (including with respect to standstill provisions) than those of the Confidentiality Agreement with Providence Equity Asia Limited (a copy of which shall be provided, promptly after its execution, to Purchaser for its informational purposes only, the terms and existence thereof shall be subject to the confidentiality obligations imposed on Providence Equity Asia Limited in the Confidentiality Agreement); provided, that such confidentiality agreement may not include any provision calling for an exclusive right to negotiation with Company; provided, further, that any such information delivered to such third party shall be provided to Purchaser substantially concurrently with its delivery to such third party; and

(iii)           following receipt of a Superior Proposal after the date of this Agreement, make a Company Adverse Recommendation Change if (A) Company has received a bona fide, unsolicited, written Acquisition Proposal that the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and an internationally recognized financial advisor, constitutes a Superior Proposal, (B) such Superior Proposal was not received as a direct or indirect result of a breach of this Section 4.2 and Company is not otherwise in breach of Section 4.2 with respect to the Superior Proposal and the Board of Directors of Company determines in good faith, after reviewing applicable Law, and after consultation with its outside legal counsel and an internationally recognized financial advisor that its failure to make such a Company Adverse Recommendation Change would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the Board of Directors of Company shall not make such Company Adverse Recommendation Change unless (x) Company promptly notifies Purchaser in writing at least five (5) business days  (or three (3) business days in the event of each subsequent material revision to a Superior Proposal) before taking that action, of its intention to do so in response to an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal and the identity of the offeror, (y) during such five business day period (or three business day period in the event of each subsequent material revision to a Superior Proposal), Company, if requested by Purchaser, negotiates with Purchaser in good faith to make such adjustments to the terms and conditions of this Agreement as would enable Company to proceed with its recommendation of this Agreement and the Offer and not make a Company Adverse Recommendation Change, and (z) Purchaser does not make, within such five business day period (or three business day period in the event of each subsequent material revision to a Superior Proposal), a firm offer that is at least as favorable to the holders of Shares (who are not Affiliates of Company), as determined by

Company’s Board of Directors in good faith, after consultation with its outside legal counsel and an internationally recognized financial advisor after taking into account any such adjusted terms as may have been proposed by Purchaser since its receipt of such written notice, as such Superior Proposal (it being understood that Company shall not take any action described in this clause (iii) of Section 4.2(b) during such five business day period (or three business day period in the event of each subsequent material revision to a Superior Proposal), and that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from Company and an additional three business day period). Notwithstanding anything to the contrary herein, Company shall not be entitled to enter into any agreement (other than a confidentiality agreement in accordance with Section 4.2(b)(ii)) with respect to a Superior Proposal unless this Agreement shall have been or is concurrently terminated pursuant to and in accordance with Section 5.3(b) and Company shall have paid to Purchaser or its designee the Termination Fee payable pursuant to Section 5.5 and provided that any purported termination of the Agreement pursuant to Section 5.3(b) shall be void and of no force and effect unless concurrently with, or in advance of, such termination, Company shall have paid Purchaser the Termination Fee.

“Superior Proposal” means any bona fide unsolicited written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased, solely for purposes of this definition, to 66.67%), that (x) includes per-share consideration that is higher (including, to the extent the per-share consideration is not all cash, a determination by Company’s Board of Directors in good faith to such effect) than the Offer Price and is otherwise on terms that Company’s Board of the Directors has determined in its good faith judgment, after consultation with its outside legal counsel and an internationally recognized financial advisor, and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the type of consideration and the availability of financing therefor is more favorable and superior to the holders of Shares (who are not Affiliates of Company) than the Offer and the other transactions contemplated by this Agreement from a financial point of view, and (y) which Company’s Board of Directors has determined in good faith, after consultation with its outside legal counsel and an internationally recognized financial advisor, is reasonably capable of being consummated on the terms proposed without unreasonable delay.

(c)           From and after the date hereof, Company shall advise Purchaser orally and in writing of the receipt of any Acquisition Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal (in each case as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence), specifying the material terms and conditions thereof and the identity of the party making such Acquisition Proposal or inquiry and Company shall provide to Purchaser (within such timeframe), a copy of all written materials provided to Company or any Subsidiary of Company or any Representative of any of them in connection with any such Acquisition Proposal or inquiry.  Company agrees that neither it nor any of its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits Company from providing such information to Purchaser.  From and after the date hereof, Company shall notify Purchaser (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) orally and in writing of any material modifications to the financial or other material terms of any Acquisition Proposal or inquiry and shall provide to Purchaser (within such timeframe), a copy of all written materials subsequently provided to or by Company or any Subsidiary of Company or any Representative of any of them in connection with any such Acquisition Proposal or inquiry and of the status of any such discussions or negotiations.

(d)           Company further agrees that it will, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Purchaser and its Affiliates) conducted heretofore with respect to any Acquisition Proposal and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Company, its Subsidiaries or Representatives, subject to the terms of any applicable confidentiality agreement with such party.

(e)           Nothing contained in this Agreement shall prevent the Board of Directors of Company from making any disclosure or filing, in its reasonable judgment, the failure of which to so disclose would constitute a violation of applicable Law (including the PCC and the rules and regulations promulgated under the United States federal or Philippine securities laws), FINRA rules, stock exchange rules or the rules, regulations, order or request of any Governmental Entity (including the SEC and the PSEC), including, following receipt of a bona fide Acquisition Proposal, taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its shareholders; provided however, that a Company Recommendation shall be deemed to have been withdrawn if the Board of Directors (or any special committee) of the Company makes any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) unless the Board of Directors (or any special committee) of the Company expressly publicly reaffirms, without qualification, the Company Recommendation; provided, further, that in no event shall Company or its Board of Directors or any committee thereof take, or agree or resolve to take any action prohibited by Section 4.2 Notwithstanding anything to the contrary contained in this Section 4.2 or elsewhere in this Agreement or the Confidentiality Agreements, prior to the Acceptance Date, Company may, in connection with a possible Acquisition Proposal, refer any third party to this Section 4.2 and Section 5.5(a) and make a copy of this Section 4.2 and Section 5.5(a) available to a third party.

(f)           Without limiting the foregoing, it is understood that any material violation of the foregoing restrictions in this Section 4.2 by the Company’s or Subsidiaries’ respective agents and other representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) shall be deemed to be a breach of this Section 4.2 by Company.

4.3           Further Assurances.  Each party hereby agrees to use its reasonable efforts to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

4.4           Filings; Other Actions; Notification.  (a) Each party hereto shall file or cause to be filed with (i) the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and (ii) the appropriate Governmental Entity, any Foreign

Antitrust Filings, in each case in accordance with the applicable rules and regulations promulgated under the relevant Law, with respect to the transactions contemplated hereby.  Each party hereto will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

(b)           Company and Purchaser shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and using their respective reasonable best efforts to obtain as soon as practicable all Company Required Statutory Approvals or Purchaser Required Statutory Approvals, as the case may be, and all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including pursuant to any Material Contract) in order to consummate the Offer or any of the other transactions contemplated hereby.  Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Purchaser and Company shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to Purchaser or Company, as the case may be, and any of Company’s Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer and the other transactions contemplated hereby.  In exercising the foregoing right, each of Company and Purchaser shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Purchaser or Company (unless requested by Purchaser) or any of its Subsidiaries to take or agree to take any Action of Divestiture or Limitation.  For purposes of this Agreement, an “Action of Divestiture or Limitation” shall mean (i) executing or carrying out agreements or submitting to the requirements of any Governmental Entity providing for a license, sale or other disposition of any assets or businesses or categories of assets or businesses of Company and its Subsidiaries or the holding separate of any assets or businesses or Company capital stock or imposing or seeking to impose any limitation on the ability of Company or any of its Subsidiaries to own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or on the ability of the Company to conduct the business of the Company and its Subsidiaries, or (ii) the imposition by a Governmental Entity of any material condition or limitation that restricts the business of Purchaser or its Affiliates.

(c)           Subject to any confidentiality obligations and the preservation of any attorney-client privilege, Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or Company, as the case may be, or any of Company’s Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer and the other transactions contemplated hereby.

(d)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement, or any other agreement contemplated hereby each of Purchaser and Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

4.5           Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Purchaser and Company, and thereafter, Company and Purchaser each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Offer and the other transactions contemplated hereby and shall obtain the other party’s prior written consent (such consent not to be unreasonably withheld or delayed) prior to making any such announcement or filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such party’s securities are listed or traded.

4.6           Benefits and Other Employee Matters.  (a) Employee Benefits.  Purchaser agrees that, during the period commencing at the Acceptance Date and ending on the first anniversary thereof, the current and former employees of Company and its Subsidiaries will continue to be provided with, in the aggregate, compensation and benefits under employee benefit plans (excluding equity and equity-based arrangements) that are substantially comparable to those provided by Company and its Subsidiaries to such employees immediately prior to the Acceptance Date.  Following the Acceptance Date, Purchaser shall cause service by employees of Company and its Subsidiaries (and any predecessor entities) to be taken into account for all purposes (including eligibility to participate, eligibility to commence benefits, vesting, severance, and benefits accrual that does not result in duplication of benefits) under the Compensation and Benefits Plans or any other benefit plans of Purchaser or its Subsidiaries in which such employees participate.

(i)           From and after the Acceptance Date, Purchaser shall use its commercially reasonable efforts to (A) cause to be waived any pre-existing condition limitations under benefit plans, policies or practices of Purchaser or its Subsidiaries in which employees of Company or its Subsidiaries participate and (B) cause to be credited any deductibles and out-of-pocket expenses incurred by such employees and their beneficiaries and dependents during the portion of the calendar year prior to participation in the benefit plans provided by Purchaser and its Subsidiaries.

(ii)           Prior to the Acceptance Date, Company (acting through the Board, including any special committee, and its compensation committee) will take all such steps as may be required to cause to be exempt under amended Rule 14d-10(c) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements (including any payments made or to be made or benefits granted or to be granted according to such arrangements) that have been or will be entered into by Company or Purchaser or any of their respective Affiliates with any security holder of Company and to insure that any such arrangements fall within the safe harbor provisions of such rule.

(b)           This Section 4.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 4.6, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.6.  Nothing in this Section 4.6 is intended to amend any Company Compensation and Benefit Plan, or interfere with Purchaser’s right from and after the Acceptance Date to amend or terminate any Company Compensation and Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

4.7           Indemnification; Directors’ and Officers’ Insurance.  From and after the Payment Date (a) Company shall indemnify and hold harmless, (i) to the fullest extent permitted under the PCC and (ii) without limitation of clause (i), as required pursuant to the indemnity agreement of Company (the “Company Indemnity Agreement”) listed on Section 4.7 of the Company Disclosure Schedules (and Company shall advance attorneys' fees and expenses as incurred (x) to the fullest extent permitted under the PCC and (y) without limitation of clause (x), as required pursuant to the Company Indemnity Agreements; provided that any person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Payment Date, including the transactions contemplated hereby.  No initial finding by Company, Purchaser, their respective counsel, independent counsel, arbitrators or the shareholders of Company or Purchaser shall be effective to deprive the Indemnified Parties of the protection of this indemnity, nor shall a court or other forum to which an Indemnified Party may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it.  Upon making a request for indemnification, an Indemnified Party shall be presumed to be entitled to indemnification under this Section 4.7 and a challenging party shall have the burden of proof to overcome that presumption in reaching any contrary determination.  The termination of any claim, action, suit, proceeding or investigation by judgment, Order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, in each case against the Indemnified Party, shall not, of itself, (i) adversely affect the rights of the Indemnified Party to indemnification except as indemnification may be expressly prohibited under this Section 4.7, (ii) create a presumption that the Indemnified Party did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Company and its shareholders or (iii) with respect to any criminal action or proceeding, create a presumption that the Indemnified Party had reasonable cause to believe that his conduct was unlawful; provided that no such settlement of any claim, action, suit or proceeding shall be effected by an Indemnified Party without Company’s prior written consent. Notwithstanding the foregoing, in the event that a court of competent jurisdiction finds that an Indemnified Party is not entitled to indemnification, such party shall reimburse Company for any advance of expenses or other indemnification made pursuant to this Section 4.7.

(b)           Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 4.7, upon receiving written notification of any such claim, action, suit, proceeding or investigation, shall promptly notify Company thereof, but the failure to so notify shall not relieve Company of any liability it may have to such Indemnified Party except if, and only to the extent that, such failure materially and irreversibly prejudices Company.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Acceptance Date), (i) Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party, promptly after reasonably detailed statements therefor are received, and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred; provided that any person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (ii) Company will cooperate in the defense of any such matter; and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the PCC shall be made by independent counsel mutually acceptable to Company and the Indemnified Party; provided, however, that (A) Company shall be obligated pursuant to this Section 4.7(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties, in which case each Indemnified Party with a conflicting position on a significant issue shall be entitled to retain separate counsel mutually satisfactory to Company and such Indemnified Party, (B) the Indemnified Parties shall cooperate in the defense of any such matter and (C) Company shall not be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

(c)           As of the Acceptance Date, Company shall have purchased directors’ and officers’ liability insurance (or, at Purchaser’s election, purchase a “run-off” or tail policy”) (“D&O Insurance”) coverage for Company’s directors and officers for a period of six (6) years after the Acceptance Date which provides the same coverage as the D&O Insurance provided by Company for its directors and officers; provided, however, that in no event shall Company be required to expend per year of coverage more than 300% of the amount currently expended by Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto.  If notwithstanding the use of commercially reasonable efforts to do so, Company is unable to maintain or obtain the insurance called for by this paragraph, Company shall obtain as much comparable insurance as available for the Maximum Amount.  The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d)           For six (6) years after the Acceptance Date, Company shall maintain in effect the provisions in its Articles of Incorporation providing for indemnification of Indemnified Parties, with respect to facts and circumstances occurring at or prior to the Acceptance Date, to the fullest extent permitted from time to time under the PCC, which provisions shall not be amended except as required by the PCC or except to make changes permitted by the PCC that would increase the scope of the Indemnified Parties’ indemnification rights thereunder.

(e)           If Company or any of its successors or assigns shall (i)  consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Company, as the case may be, shall assume all of the obligations of Company set forth in this Section 4.7.

(f)           The rights of each Indemnified Party under this Section 4.7 shall be in addition to any right such Person might have under the articles of incorporation or by-laws of Company or any of its Subsidiaries, or under applicable Law (including the PCC) or under any agreement of any Indemnified Party with Company or any of its Subsidiaries.  The provisions of this Section 4.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

4.8           Expenses.  Subject to Section 4.11 and Section 5.5, whether or not the Offer is consummated, all costs and expenses incurred in connection with the Offer and the other transactions contemplated hereby shall be paid by the party incurring such expense, except that each of Company and Purchaser shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Offer Documents; provided that, any fees, costs and expenses for preparation and filing of Form 19-1 with the PSEC should be born solely by Purchaser.

4.9           Takeover Statute.  If any Takeover Statute is or may become applicable to the Offer, or the other transactions contemplated hereby, each of Company and Purchaser and their respective Board of Directors or Managers, as the case may be, shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

4.10           Purchaser Vote.  To the extent any vote of Company’s shareholder is required or advisable with respect to this Agreement and the transactions contemplated hereby, Purchaser shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of capital stock of Company beneficially owned by it or any of its Affiliates (as such term is defined under the Exchange Act) or with respect to which it or any of such Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the approval of this Agreement and the transactions contemplated hereby at any meeting of shareholders of Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of Company by consent in lieu of a meeting).

4.11           Financing.  To the extent that Purchaser wishes to raise debt financing in connection with or as part of the financing of the Offer, or in connection with the operations of the Company’s business following the Acceptance Date, in order to assist with obtaining any such financing, Company shall and Company shall cause its Subsidiaries to (at Purchaser’s sole expense)  provide such assistance and cooperation that Purchaser may reasonably request and Company shall, and shall cause its Subsidiaries and its and their directors, officers, employees, accountants and agents to, cooperate with Purchaser in connection therewith and use their commercially reasonable efforts to take all actions reasonably requested by Purchaser in connection therewith, including (a) providing such financial and other information with respect to Company and its Subsidiaries as Purchaser may reasonably request for inclusion in any offering memorandum, prospectus or other document relating to a financing (each, a “Financing Document”), (b) using commercially reasonable efforts to make appropriate officers and other personnel reasonably available (upon reasonable advance notice to permit scheduling) to review, comment upon and discuss matters relating to Company or its Subsidiaries that Purchaser proposes to include in any Financing Document, and (c) using commercially reasonable efforts to cause Company’s and its Subsidiaries’ respective independent public accountants to deliver such (i) audit reports and consents as may reasonably be necessary in connection with any financing and (ii) “comfort letters” in  form, substance and scope as is customary for financings similar to the applicable financing.  If at any time prior to the Acceptance Date Company shall learn that any information pertaining to Company or any of its Subsidiaries contained (or incorporated by reference) in, or omitted from, a Financing Document makes any of the statements therein false or misleading, Company shall promptly inform Purchaser thereof and use its commercially reasonable efforts to promptly provide Purchaser with all information necessary to make the statements contained in Financing Documents not false or misleading.

4.12           Notification of Certain Matters.  Company shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Offer or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Company or Purchaser, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Offer, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.  Company shall give Purchaser the opportunity to participate in the defense or settlement of any securityholder litigation against Company and/or its directors relating to the Offer, and no such settlement shall be agreed to without Purchaser’s prior consent.

4.13           Stock Exchange De-listing.  After the date hereof and prior to the Payment Date, Company shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ and PSE to maintain Company’s listing thereon.  Following the Payment Date, Company shall cooperate with Purchaser and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ and PSE to enable the delisting by Company of the Shares from the NASDAQ and

PSE and the deregistration of the Shares under the Exchange Act, the SRC and other applicable Law as promptly as reasonably practicable after the Payment Date, in each case in accordance with applicable Law and rules and policies of the NASDAQ and PSE.

4.14           Section 16 Matters. Prior to the Expiration Date, Company shall take all necessary steps to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement (other than pursuant to the Offer) by each officer or director of Company who is subject to Section 16 of the Exchange Act with respect to equity securities of Company such that such disposition will be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.15           Tax Matters.  In connection with the Offer, Company shall use all commercially reasonable efforts to assist a shareholder who opts to file, where applicable: (i) an application for tax treaty relief, where applicable, in cases where the holder of Shares is a nonresident of the Philippines and is domiciled in a country with which the Philippines has concluded a tax treaty and (ii) an application for such certificate authorizing registration  or tax clearance that will allow the transfer of ownership of the shares to be recorded in the books of the Company.

ARTICLE V - TERMINATION

5.1           Termination by Mutual Consent.  This Agreement may be terminated and the Offer may be abandoned at any time prior to the Expiration Date, by mutual written consent of Company and Purchaser by action of their respective Boards of Directors or Managers, as the case may be.

5.2           Termination by Either Purchaser or Company.  This Agreement may be terminated and the Offer, if commenced, shall be terminated forthwith, at any time prior to the Acceptance Date by action of the Board of Directors of Company or Board of Managers of Purchaser if:

(a) the Offer is terminated or withdrawn by Purchaser pursuant to its terms without any Shares being purchased thereunder; or

(b) the Offer shall not have been consummated by 11:59 p.m. New York City time on the date that is 90 days following the Launch Date (the “Termination Date”), provided that the Termination Date shall be automatically extended for thirty (30) days if, on the Termination Date any of the conditions set forth in clause (ii) or (iii) of the first paragraph of Annex I or paragraph (a) of Annex I shall not have been satisfied or waived but (i) each of the other conditions to the Offer set forth in Annex I has been satisfied or waived or remains capable of satisfaction, and (ii) any approvals required by clause (ii) or (iii) of the first paragraph of Annex I that have not yet been obtained are being pursued diligently and in good faith by at least one of the parties hereto; or

(c) any Order permanently restraining, permanently enjoining or otherwise permanently prohibiting consummation of the Offer shall become final and non-appealable;

provided that the right to terminate this Agreement pursuant to clause (a), (b) or (c) of this Section 5.2 shall not be available to any party that is in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Offer to be consummated and, if such breach is capable of being cured, such breach has not been cured.  As used in this Agreement, the term “Order” shall mean any statute, Law, ordinance, rule, regulation, judgment, decree, injunction or other order that is in effect enacted, issued, promulgated, enforced, or entered by any court or Governmental Entity of competent jurisdiction or the taking of any other action by a court or Government Entity of competent jurisdiction permanently enjoining, permanently restraining or otherwise permanently prohibiting the consummation of the Offer or which has the effect of making the purchase of the Shares in the Offer illegal.

5.3           Termination by Company.  This Agreement may be terminated and the Offer, if commenced, shall be terminated forthwith by action of the Board of Directors of Company at any time prior to the Acceptance Date, if:

                      (a) Purchaser fails to commence the Offer as provided in Section 1.1 hereof by 11:59 pm New York City time on the Final Launch Date; provided that Company may not terminate this Agreement pursuant to this Section 5.3(a) if (x) such failure to have commenced the Offer shall have been proximately caused by (i) Company’s failure to perform any of its obligations under this Agreement, (ii) facts or circumstances that constitute a material breach of any representation or warranty of Company under this Agreement, or (iii) the occurrence of any of the events specified in paragraph (a) of Annex I or (y) Company is then in breach of Section 4.2; or

(b) the Company is not in breach of its obligations under Section 4.2 hereof and the Board of Directors of the Company approves a Superior Proposal; provided, the Company pays the Termination Fee to Purchaser or its designee in accordance with Section 5.5(b); or

                      (c) there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or aggregated with all such breaches, reasonably be expected to have a Purchaser Material Adverse Effect and is not curable or, if curable, is not cured within twenty (20) business days after written notice of such breach is given by Company to the party committing such breach; provided that Company shall not have the right to terminate this Agreement pursuant to this Section 5.3(c) if Company is then in material breach of any of its covenants or agreements contained in this Agreement and, if such breach is capable of being cured, such breach has not been cured; provided; however that this Section 5.3(c) is not applicable with respect to the matters covered by Section 5.3(a); or

(d) the Board of Managers of Purchaser withdraws or materially and adversely modifies its adoption of this Agreement.

5.4           Termination by Purchaser.  This Agreement may be terminated and the Offer, if commenced, shall be terminated forthwith by action of the Board of Managers of Purchaser at any time prior to the Acceptance Date, if:

                      (a) (i) there shall have occurred a Company Adverse Recommendation Change or (ii) Company shall have otherwise breached Section 4.2 in any material respect; or

                      (b) a tender offer or exchange offer that, if successful, would result in any Person or “group” becoming a “beneficial owner” (such terms having the meaning in this Agreement as is ascribed under Regulation 13D under the Exchange Act) of 66.67% or more of the outstanding Shares is commenced (other than by Purchaser or an Affiliate of Purchaser) and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer; or

                      (c)(i) there shall have occurred a Company Material Adverse Effect or (ii) there has been a breach by Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or aggregated with all such breaches, reasonably be expected to cause a failure to meet any of the conditions of Annex I and is not curable or, if curable, is not cured within twenty (20) business days after written notice of such breach is given by Purchaser to Company; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 5.4(c)(ii) if Purchaser is then in material breach of any of its respective covenants or agreements contained in this Agreement and, if such breach is capable of being cured, such breach has not been cured;  or

(d) due to circumstances or occurrences that if occurring after the Launch Date would make it impossible (and therefore incapable of being cured prior to the Termination Date) to satisfy one or more of the conditions set forth in Annex I hereto, Purchaser shall have failed to commence the Offer on or prior to the date provided therefore in Section 1.1; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 5.4(d) if Purchaser is then in material breach of any of its respective covenants or agreements contained in this Agreement and, if such breach is capable of being cured, such breach has not been cured.

5.5           Effect of Termination and Abandonment.

(a)           In the event of termination of this Agreement pursuant to this Article V, written notice thereof shall be given by the party effecting the termination to the other party specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than as set forth in Section 6.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein (including Sections 5.5 and 6.13), no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement prior to such termination.

(b)           (i) In the event that this Agreement is terminated by (A) Company pursuant to Section 5.3(b) or (B) Purchaser pursuant to Section 5.4(a) or (b), then Company shall pay Purchaser or its designee a termination fee (as liquidated damages) of $14,500,000 (the “Termination Fee”) (which includes reimbursement of expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby); or

(ii) In the event that this Agreement is terminated by Purchaser pursuant to Section 5.4(c)(ii), then Company shall reimburse Purchaser or its designee for Expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided that if (x) prior to the breach giving rise to the right of termination, and after the date hereof, an Acquisition Proposal has been made known to Company, publicly announced, publicly made known or an intention to do the foregoing has been publicly announced or made known whether or not conditional or withdrawn and (y) within twelve (12) months after such termination, Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or any Acquisition Proposal is otherwise consummated (whether or not the same as originally announced or made known), then in the event that a definitive agreement with respect such Acquisition Proposal is entered into, on the date of such execution (or if no agreement is entered into on the date of consummation), Company shall pay the Termination Fee to Purchaser or its designee, less any amount of Purchaser Expenses actually reimbursed by Company pursuant to this clause;

provided that in the case of each of clause (i) and (ii) hereof, such payments shall be made by wire transfer of same day funds to an account previously designated in writing by Purchaser to Company, within two (2) business days after such termination, except that (A) in the case of termination by the Company in the case of clause (i)(A), such payment shall be made concurrently with, or in advance of, such termination, and (B) in the case of the proviso of clause (ii), such payment shall be made by wire transfer of same day funds to an account previously designated by Purchaser to Company on or promptly after the date of execution of the applicable agreement or consummation of the Acquisition Proposal, as the case may be.

(c)           In the event that this Agreement is terminated by Company pursuant to Section 5.3(a) (in circumstances where the Purchaser’s failure to commence the Offer by 11:59 p.m. New York City time on the Final Launch Date was a breach by Purchaser of its obligation to commence the Offer hereunder), (c) or (d), then Purchaser shall pay (as liquidated damages) the Termination Fee (which includes reimbursement of expenses incurred by Company in connection with this Agreement and the transactions contemplated hereby) by wire transfer of same day funds to an account previously designated in writing by Company to Purchaser, within two (2) business days after such termination.

(d)           In the event that (x) an Acquisition Proposal shall have been made known to Company, publicly announced, publicly made known or an intention to do the foregoing has been publicly announced or made known, whether or not conditional or withdrawn, and thereafter this Agreement is terminated by Company or Purchaser pursuant to Section 5.2(a) or (b) and (y) within twelve (12) months after such termination, Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal or an Acquisition Proposal is otherwise consummated (whether or not the same as that originally announced or made known), then, in the event that a definitive agreement with respect to an Acquisition Proposal is entered into, on the date of such execution (or if no agreement is entered into on the date of consummation), Company shall pay Purchaser or its designee the Termination Fee (less any Expenses already paid under the proviso to this Section 5.5(d)) by wire transfer of same day funds to an account previously designated in writing by Purchaser to Company; provided that, in the event that this Agreement is terminated by Purchaser or Company pursuant to Section 5.2 (a) or (b) under circumstances in which the Termination Fee described in this Section 5.5(d) is not then payable (that is, the circumstances in clause (x) above exist, but at the time of termination a definitive agreement with respect to any Acquisition Proposal has not been executed and an Acquisition Proposal has not been consummated), then Company shall pay promptly (but in any event within two (2) business days) following receipt of an invoice of all of Purchaser’s Expenses on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement as directed by Purchaser in writing, which amount shall not be greater than the Termination Fee; provided, further, that the existence of circumstances that could require the Termination Fee to become subsequently payable by Company pursuant to this Section 5.5(d) shall not relieve Company of its obligations to pay the Expenses pursuant to this Section 5.5(d); provided further, that the payment by Company of the Purchaser’s Expenses pursuant to this Section 5.5(d) shall not relieve Company of any subsequent obligation to pay the Termination Fee (less Expenses already paid) pursuant to this Section 5.5.

(e)           For the purposes of this Section 5.5 the references to (i) “Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $14,500,000, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the filing of any required notices under applicable Laws or other regulations and all other matters related to the Offer and the other transactions contemplated hereby and (ii) the references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “sixty six and sixty seven one-hundredths percent (66.67%).”

(f)           Notwithstanding anything otherwise to the contrary in this Agreement: (i) the payment of the Termination Fee by Company shall be the sole and exclusive remedy of  Purchaser for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser, (ii) in the circumstances in which Purchaser becomes obligated to pay the Termination Fee, Company’s termination of this Agreement pursuant to the applicable section and receipt of payment of the Termination Fee pursuant to this Section 5.5 shall be the sole and exclusive remedy of Company and its Subsidiaries against Purchaser or any of its Affiliates for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser and the failure of the Acceptance Date to occur and (iii) in the circumstances in which Company is obligated to reimburse Purchaser for its Expenses pursuant to Section 5.5(b)(ii), subject to Section 6.13, such payment of Expenses shall not preclude any claim by Purchaser for additional damages caused as a result of a breach of the Agreement by Company.

(g)           The parties hereto acknowledge that the agreement contained in this Section 5.5 is an integral part of the transactions contemplated by this Agreement, and that, without this agreement Purchaser and Company would not have entered into this Agreement or commenced the Offer.  Accordingly, if Purchaser or Company, as the case may be, fails to promptly pay any amounts due pursuant to this Section 5.5 and in order to obtain such payment Purchaser or Company, as the case may be, commences a suit which results in a judgment against the other party for payment of all or a portion of an amount set forth in such section, the non-prevailing party shall pay to the prevailing party its costs and expenses (including its reasonable attorneys’ fees) incurred in connection with such suit, together with interest from the date of termination of this Agreement on the amounts owed at the prime rate in effect from time to time and quoted in The Wall Street Journal during such period.  A Termination Fee provided for in this Section 5.5 is payable whether or not there has been a breach of this Agreement.  The parties hereto agree and understand that in no event shall Company or Purchaser be required to pay the Termination Fee on more than one occasion.

ARTICLE VI - MISCELLANEOUS AND GENERAL

6.1           Survival.  This Article VI and the agreements of Company and Purchaser contained herein that by their terms apply or that are to be performed in whole or in part after the Acceptance Date shall survive the Acceptance Date.  This Article VI, the agreements of Company and Purchaser contained in Sections 4.5 (Publicity), 4.8 (Expenses), 5.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the  Acceptance Date or the termination of this Agreement.

6.2           Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Acceptance Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided that, after acceptance of and payment for any tendered Shares in the Offer, this Agreement may not be amended in any manner so as to adversely affect the shareholders of Company.

6.3           Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Offer are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

6.4           Counterparts.  This Agreement may be executed in any number of counterparts including by facsimile signature or by electronic means such as a .pdf file, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.5           Governing Law and Venue.  THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES; provided, that, for the avoidance of doubt, the tender offer in the Philippines, and all matters relating to the fiduciary duties of the Board of Directors of Company, shall be governed by Philippines law.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Offer and other transactions contemplated hereby or thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a State of Delaware or Federal court to the exclusion of all other courts and venues.  The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

6.6           Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by courier, or by facsimile (upon receipt of telephonic or electronic confirmation of successful transmission):

if to Purchaser,

EGS Acquisition Co LLC
c/o Providence Equity L.L.C.
390 Park Avenue, 4th Floor
New York, NY 10022
Attention:      Julie Richardson
Facsimile:       (212) 521-0845

with a copy to (which shall not constitute notice):

EGS Acquisition Co LLC
c/o Newbridge International Investment Ltd
c/o Ayala Corporation
32/F Tower One Exchange Plaza, Ayala Avenue
Makati City, Metro Manila, Philippines 1226
Attention:       Solomon M. Hermosura
Facsimile:       (632) 759-4383

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
29th Floor, Gloucester Tower
The Landmark, 15 Queen’s Road Central
Hong Kong
Attention:      Peter Feist
Telephone:    (852) 3476 9100
Facsimile:      (852) 3015-9354

with a copy to (which shall not constitute notice):

SyCip Salazar Hernandez & Gatmaitan
SSHG Center, 105 Paseo De Roxas
Makati City 1226 Philippines
Attention:       Hector de Leon, Jr
Maria Teresa D. Mercado-Ferrer
Telephone:      (632) 817-9811
Facsimile:        (632) 817-3896

if to Company,

eTelecare Global Solutions, Inc.
8901 East Raintree, Suite 100
Scottsdale, AZ 85260
Attention:       Chief Financial Officer
Telephone:      (480) 754-8466
Facsimile:        (888) 217-0421

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, California  94304
United States of America
Attention:       Jorge A. del Calvo and James J. Masetti
Telephone:      (650) 233-4500
Facsimile:        (650) 233-4545

with a copy to (which shall not constitute notice):

Romulo Mabanta Buenaventura Sayoc & De Los Angeles
30th Floor, Citibank Tower
Citibank Plaza, 8741 Paseo De Roxas
Makati City, Philippines
Attention:       Atty. Agustin R. Montilla, IV
Telephone:      (02) 849-2234
Facsimile:        632) 815-3172

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.7           Entire Agreement; No Other Representations.  This Agreement (including any annexes, schedules and exhibits hereto), the Company Disclosure Schedules, the Purchaser Disclosure Schedules, the Nondisclosure Agreement, dated as of June 11, 2008, between Providence Equity Asia Limited and Company, and the Nondisclosure Agreement, dated as of June 11, 2008, between Newbridge International Investment Ltd and Company (the “Confidentiality Agreements”) constitute the entire agreement by and among the parties hereto and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PURCHASER NOR COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OFFER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

6.8           No Third-Party Beneficiaries.  Other than with respect to the matters set forth in 4.7 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.9           Obligations of Purchaser and of Company.  Except as otherwise specifically provided herein, whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of Company to take any action, such requirement shall be deemed to include an undertaking on the part of Company to cause such Subsidiary to take such action and, after the Payment Date, on the part of Purchaser to cause such Subsidiary to take such action.

6.10           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.11           Interpretation.  The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  All references to “$” shall be to United States Dollars.

6.12           Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Purchaser may designate, by written notice to Company, another wholly-owned direct or indirect subsidiary, or other entity owned directly or indirectly by the beneficial owners of Purchaser, to be a purchaser in the Offer in lieu of Purchaser, so long as such designation would not reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining any Purchaser Required Statutory Approval or Company Required Statutory Approval or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Offer.  If the requirements of the previous sentence are met and Purchaser wishes to designate another wholly-owned direct or indirect subsidiary or other entity owned directly or indirectly by beneficial owners of Purchaser to be a purchaser in the Offer in lieu of Purchaser, then, all references herein to Purchaser shall be deemed references to such other entity, except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other entity as of the date of such designation.

6.13           Liability; Specific Performance.

  (a)           Each party agrees that, notwithstanding anything in this Agreement to the contrary, (i) to the extent a party has incurred losses or damages in connection with this Agreement, (A) the maximum aggregate liability of the other party for such losses or damages shall be limited to $14,500,000 and any amounts owed by such other party pursuant to Section 5.5(g), (B) in no event shall such party seek to recover any money damages in excess of such amount from the other party, and (C) the maximum liability of each Investor, directly or indirectly, shall be limited to the express obligations of such Investor under its Limited Guarantee entered into as of the date hereof with the Company (in each case, the “Limited Guarantee”), and (ii) in no event shall either party seek to recover any money damages in excess of the foregoing from the other party, any Investor or their respective former, current or future direct or indirect stockholders, members, managers, general or limited partners or Affiliates, or any former, current or future officers, directors, employees, agents or representatives of any of the foregoing in connection therewith. Upon payment of the Termination Fee by Purchaser or Company in accordance with Section 5.5, none of Purchaser, Company, nor any former, current or future direct or indirect stockholder, member, manager, general or limited partner or Affiliate of Purchaser or Company, nor any former, current or future officer, director, employee, agent or representative of any of the foregoing shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement for all losses and damages arising from or in connection with breaches of this Agreement by Purchaser or Company or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement and upon payment of such amount, Purchaser or Company, as the case may be, shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and in no event, whether or not this Agreement shall have been terminated, shall either party be entitled to monetary damages in excess of the amount of the $14,500,000 in the aggregate, inclusive of the Termination Fee, if applicable, for all losses and damages arising from or in connection with breaches of this Agreement by the other party or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement. The amount paid or payable by Purchaser to Company pursuant to Section 5.5 with respect to a termination of this Agreement pursuant to Article V, the amount paid or payable by any Investor pursuant to its Limited Guarantee with respect thereto and any other monetary damages paid or payable by Purchaser or its Affiliates to

Company relating thereto, shall be reduced by the amount of damages or losses paid to shareholders of Company with respect to any litigation arising from Purchaser’s failure to accept and make payment with respect to Shares validly tendered and not withdrawn pursuant to the Offer.

  (b)           The parties hereto agree that irreparable damage would occur in the event that (i) any of the provisions of this Agreement were not performed by Company in accordance with their specific terms or were otherwise breached or (ii) on or after the Acceptance Date, Purchaser was in breach of its obligations under this Agreement to consummate the Offer. It is accordingly agreed that Purchaser, in the case of clause (i), and Company, in the case of clause (ii), shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity. The parties acknowledge that, except as provided in Section 6.13(b)(ii), Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or to enforce specifically the terms and provisions of this Agreement (other than with respect to the Confidentiality Agreements for which Company shall be entitled to an injunction) and that Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Sections 5.5 and 6.13.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed, acknowledged and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ETELECARE GLOBAL SOLUTIONS, INC.

By:	/s/ John R. Harris
Name: John R. Harris
Title: President & Chief Executive Officer

[Signature Page to Acquisition Agreement]

EGS ACQUISITION CO LLC

By:	/s/ R. Davis Noell
Name: R. Davis Noell
Title: Vice President

By:	/s/ Solomon M. Hermosura
Name: Solomon M. Hermosura
Title: Vice President

ANNEX I

1.      Conditions to the Offer.    Notwithstanding any other provisions of the Offer, and subject to the terms of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, and rule 19 of the PSEC, pay for any tendered Shares and may terminate or withdraw, or subject to the terms of the Agreement, amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when combined with any Shares owned by Purchaser or any Affiliate thereof, represents at least 66.67% of the total number of outstanding Shares, on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into or for Shares on the date of purchase (provided that for purposes of such calculation any Shares beneficially owned by Ayala Corporation, Purchaser or any of their respective Affiliates shall be deemed to have been tendered if not actually tendered and not withdrawn)(the “Minimum Condition”), (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall not have expired or been terminated, (iii) any of the Purchaser Required Statutory Approvals or the Company Required Statutory Approvals that is required to be obtained prior to the consummation of the Offer shall not have been obtained, any of such approvals shall not have become Final Orders (as defined below) or any of such Final Orders shall impose terms or conditions that have an Adverse Regulatory Effect (as defined below), (iv) the Agreement shall have been terminated in accordance with its terms; (v)  Purchaser shall have failed to receive as of the Expiration Date, a certificate signed by the Chief Executive Officer and Chief Financial Officer of Company, dated as the Expiration Date, to the effect that none of the conditions set forth in clauses (c) or (d) below exist; or (vi) at any time on or after the date of the Agreement and prior to the Acceptance Date, any of the following events (each, an “Event”) shall have occurred and (other than with respect to clauses (b) and (e)) be continuing:

           (a)           there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued, pending or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer, that shall:  (i) restrain, enjoin, prevent, prohibit, make illegal or otherwise permanently prohibit consummation of the Offer, (ii) prohibit or limit the ownership or operation by Purchaser (or its Affiliates) of all or any portion of the business or assets of Company or any of its Subsidiaries or compel Purchaser to dispose of or hold separately all or any portion of the business or assets of Purchaser or Company or any of its Subsidiaries, (iii) restrain, enjoin, prevent, prohibit or make illegal, or impose limitations on the ability of Purchaser to effectively to acquire, hold or exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Purchaser (or its Affiliates) on all matters properly presented to Company’s shareholders on an equal basis with all other shareholders, (iv) require divestiture by Purchaser (or its Affiliates) of any Shares; (v) result in a Company Material Adverse Effect; or (vi) result, or is reasonably likely to result in any of the consequences referred to in this paragraph (a)(any of the effects described in any of clause (i) through (vi) hereof, an “Adverse Regulatory Effect”);  or

           (b)           Company and Purchaser shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been terminated in accordance with its terms; or

           (c)           there shall have occurred a Company Material Adverse Effect or (ii) any of the representations and warranties of Company set forth in Section 2.2(a) (Organization), Section 2.2(b) (Capitalization); Section 2.2(c)(i) and (ii) (Corporate Authority); Section 2.2(t) (Brokers and Finders); and Section 2.2(w) (Takeover Statute) shall not be true and correct in all material respects as of the date of this Agreement and as of the Expiration Date as though made on and as of such date; or (iii) any of the other representations and warranties of Company set forth in the Agreement, when read without any exception or qualification as to materiality or Company Material Adverse Effect, shall not be true and correct as of the date of this Agreement and as of the Expiration Date (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except in the case of clause (iii) where the failure to be so true and correct does not, individually or in the aggregate with all such failures, have a Company Material Adverse Effect; or

           (d)           Company shall have failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under this Agreement; or

           (e)           there shall have occurred a Company Adverse Recommendation Change.

           The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, and “Final Order” shall mean action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by Law, regulation or order have been satisfied.

           Subject to the terms of this Agreement, the foregoing conditions are for the sole benefit of  Purchaser and may be asserted by Purchaser  regardless of the circumstances (including any action or inaction by Purchaser, other than action or inaction in breach of the Agreement) giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case except for the Minimum Condition, in the sole discretion of Purchaser and subject to the terms of the Agreement, and the applicable rules and regulations of the SEC, SRC, PSEC and PSE. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

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